UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Yum China Holdings, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Yum China Holdings, Inc.

7100 Corporate Drive Plano, Texas 75024 United States of America	Yum China Building 20 Tian Yao Qiao Road Shanghai 200030 People’s Republic of China

March 27, 2020

Dear Fellow Stockholders:

We are pleased to invite you to attend the 2020 Annual Meeting of Stockholders of Yum China Holdings, Inc. (the “Annual Meeting”). The Annual Meeting will be held on Friday, May 8, 2020, at 8:00 a.m. Beijing/Hong Kong time (Thursday, May 7, 2020, at 8:00 p.m. U.S. Eastern time). In light of public health concerns regarding the novel coronavirus (COVID-19) outbreak and related travel restrictions, the Board of Directors has determined that it is prudent to hold the Annual Meeting in a virtual-only format this year.

You may attend the Annual Meeting via the internet at www.virtualshareholdermeeting.com/YUMC2020. To participate in the Annual Meeting, you will need the 16-digit control number which appears on your Notice of Internet Availability of Proxy Materials (the “Notice”), proxy card or the instructions that accompanied your proxy materials.

The attached notice of annual meeting and proxy statement contain details of the business to be conducted at the Annual Meeting and the detailed procedures for attending, submitting questions and voting at the Annual Meeting. In addition, the Company’s 2019 annual report, which is being made available to you along with the proxy statement, contains information about the Company and its performance.

Your vote is important. We encourage you to vote promptly, whether or not you plan to attend the Annual Meeting. You may vote your shares over the Internet or via telephone. If you received a paper copy of the proxy materials, you may complete, sign, date and mail the proxy card in the postage-paid envelope provided.

Sincerely,

Joey Wat

Chief Executive Officer

Yum China Holdings, Inc.

Notice Of Annual Meeting

Of Stockholders

Time and Date:	8:00 a.m. Beijing/Hong Kong time on Friday, May 8, 2020 / 8:00 p.m. U.S. Eastern time on Thursday, May 7, 2020.

Location:	Online at www.virtualshareholdermeeting.com/YUMC2020.

Items of Business:	(1) To elect the 11 director nominees named in the accompanying proxy statement to serve for a one-year term expiring at the 2021 annual meeting of the Company’s stockholders.

(2) To ratify the appointment of KPMG Huazhen LLP as the Company’s independent auditor for 2020.

(3) To approve, on an advisory basis, the Company’s named executive officer compensation.

(4) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who Can Vote:	You can vote if you were a stockholder of record as of the close of business on March 17, 2020.

Attending the Meeting:

Stockholders of record as of the close of business on March 17, 2020 and the general public will be able to attend the Annual Meeting by visiting our Annual Meeting website at www.virtualshareholdermeeting.com/YUMC2020. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

The Annual Meeting will begin promptly at 8:00 a.m. Beijing/Hong Kong time on May 8, 2020 / 8:00 p.m. U.S. Eastern time on May 7, 2020. Online check-in will begin 15 minutes prior to the start of the meeting, and you should allow ample time for the online check-in procedures.

How to Vote:

You may vote over the Internet or via telephone by following the instructions set forth in the accompanying proxy statement. If you received a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the proxy card. If you attend the Annual Meeting using your 16-digit control number, you may vote during the Annual Meeting. Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote promptly.

Date of Mailing:	This notice of annual meeting, the accompanying proxy statement and the form of proxy are first being mailed to stockholders on or about March 27, 2020.

By Order of the Board of Directors,

Joseph Chan

Chief Legal Officer

PROXY STATEMENT – TABLE OF CONTENTS

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

MEETING INFORMATION

Time and Date:     8:00 a.m. Beijing/Hong Kong time on Friday, May 8, 2020 /

                               8:00 p.m. U.S. Eastern time on Thursday, May 7, 2020

Location:              Online at www.virtualshareholdermeeting.com/YUMC2020

Record Date:        March 17, 2020

HOW TO VOTE

Stockholders of record as of the close of business on March 17, 2020 may vote by using any of the following methods:

Before the Annual Meeting:

•	Via Internet by following the instructions on www.proxyvote.com;

•	Via telephone by calling 1 (800) 690-6903 (toll-free in the U.S.) and following the instructions provided by the recorded message; or

•	Via mail, if you received your proxy materials by mail, by completing, signing, dating and mailing the proxy card in the postage-paid envelope provided.

Proxies submitted through the Internet or by telephone as described above must be received by 11:59 p.m. Beijing/Hong Kong time / 11:59 a.m. U.S. Eastern time on May 7,

2020. Proxies submitted by mail must be received prior to the meeting.

During the Annual Meeting:

•	Vote online during the Annual Meeting. You may vote during the Annual Meeting through www.virtualshareholdermeeting.com/YUMC2020 using your 16-digit control number.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. You may still vote your shares during the Annual Meeting even if you have previously voted by proxy.

If you hold your shares in the name of a bank, broker or other nominee, your ability to vote depends on their voting processes. Please follow the directions of your bank, broker or other nominee carefully.

ITEMS OF BUSINESS

Proposal	Board Voting Recommendation	Page Reference

1. Election of the 11 Director Nominees Named in this Proxy Statement to Serve for a One-Year Term	FOR each nominee	24

2. Ratification of the Appointment of KPMG Huazhen LLP as the Company’s Independent Auditor for 2020	FOR	30

3. Advisory Vote on Named Executive Officer Compensation	FOR	32

YUM CHINA – 2020 Proxy Statement	1

PROXY STATEMENT SUMMARY

COMPANY OVERVIEW

Yum China Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”) is the largest restaurant company in China in terms of system sales, with $8.8 billion of revenues and 9,200 restaurants as of year-end 2019. Our growing restaurant base consists of our flagship KFC and Pizza Hut brands, as well as emerging brands such as Little Sheep, COFFii & JOY,

East Dawning and Taco Bell. We have the exclusive right to operate and sublicense the KFC, Pizza Hut and, subject to achieving certain agreed-upon milestones, Taco Bell brands in China (excluding Hong Kong, Taiwan and Macau), and own the intellectual property of the Little Sheep, COFFii & JOY and East Dawning concepts outright.

SUMMARY INFORMATION REGARDING NOMINEES

The following table provides summary information about each of the nominees to our board of directors (the “Board of Directors” or the “Board”).

Name	Age	Director Since	Primary Occupation	Independent	Board Committee Membership as of March 27, 2020
					A	C	G	F*
Fred Hu (Chairman)	56	2016	Chairman and founder of Primavera Capital Group	✓			CC

Joey Wat	48	2017	Chief Executive Officer of the Company

Peter A. Bassi	70	2016	Former Chairman of Yum! Restaurants International	✓	X			X

Christian L. Campbell	69	2016	Owner of Christian L. Campbell Consulting LLC	✓	CC	X	X

Ed Yiu-Cheong Chan	57	2016	Operating Partner for SoftBank Investment Advisers	✓	X

Edouard Ettedgui	68	2016	Non-Executive Chairman of Alliance Française, Hong Kong	✓		X	X	X

Cyril Han	42	2019	Vice President of Ant Financial Services Group	✓	X

Louis T. Hsieh	55	2016	Former Chief Financial Officer of NIO Inc.	✓	X

Ruby Lu	49	2016	Venture capitalist	✓		CC	X

Zili Shao	60	2016	Non-executive Chairman of Fangda Partners	✓				CC

William Wang	45	2017	Partner of Primavera Capital Group	✓		X

A – Audit Committee; C – Compensation Committee; G – Nominating and Governance Committee; F – Food Safety Committee; CC – Committee Chair

*  Micky Pant is a member of the Food Safety Committee, but will not stand for re-election to the Board at the Annual Meeting.

2	YUM CHINA – 2020 Proxy Statement

PROXY STATEMENT SUMMARY

GOVERNANCE HIGHLIGHTS

The Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to stockholders. The Board believes that its principles and practices align management and stockholder interests. Highlights include:

Director Independence	• Independent Board Chairman • 10 of 11 director nominees are independent

Director Elections and Attendance

•  Annual election of all directors

•  Majority voting policy for elections of directors in uncontested elections

•  Proxy access for director nominees by stockholders

•  95% director attendance at Board and committee meetings in 2019

Board Refreshment and Diversity

•  Directors with experience, qualifications and skills across a wide range of public and private companies

•  Directors reflect a diversity of gender, race and ethnicity

•  Average director nominee age of 56 as of March 27, 2020

•  Independent and non-management directors may generally not stand for re-election after age 75

Other Governance Practices

•  Active stockholder engagement

•  No shareholder rights plan (also known as a poison pill)

•  Director and executive officer stock ownership policies

•  Policy prohibiting hedging or other speculative trading of Company stock

•  Policy regarding resignation if any director experiences a significant change in professional roles and responsibilities

•  Board access to senior management and independent advisors

YUM CHINA – 2020 Proxy Statement	3

PROXY STATEMENT SUMMARY

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Our Investor Relations website is located at ir.yumchina.com. Although the information contained on or connected to our website is not part of this proxy statement, you can view additional information on our website, such as our 2019 annual report, the charters of our Board committees, our Corporate Governance Principles, our Code of Conduct and reports that we file with the

Securities and Exchange Commission (the “SEC”). Copies of these documents may also be obtained free of charge by writing Yum China Holdings, Inc., 7100 Corporate Drive, Plano, Texas 75024, or Yum China Holdings, Inc., Yum China Building, 20 Tian Yao Qiao Road, Shanghai 200030 People’s Republic of China, Attention: Corporate Secretary.

4	YUM CHINA – 2020 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

The Board of Directors of Yum China Holdings, Inc. solicits the enclosed proxy for use at the Annual Meeting to be held at 8:00 a.m. Beijing/Hong Kong time on Friday, May 8, 2020 / 8:00 p.m. U.S. Eastern time on Thursday, May 7, 2020. This year, the Annual Meeting will be held in a virtual-only format, through a live audio webcast. The meeting will only be conducted via webcast; there will be no physical meeting location. This proxy statement contains information about the matters to be voted on at the Annual Meeting and the voting process, as well as information about our directors and most highly paid executive officers.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote on several important Company matters. In addition, our management will report on the Company’s performance over the last fiscal year and, following the meeting, respond to questions from stockholders.

Why am I receiving these materials?

You received these materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. As a stockholder of record as of the close of business on March 17, 2020, you are invited to attend the Annual Meeting and are entitled to vote on the items of business described in this proxy statement.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

As permitted by SEC rules, we are making this proxy statement and our 2019 annual report available to our stockholders electronically via the Internet. On or about March 27, 2020, we mailed to our stockholders the Notice containing instructions on how to access this proxy statement and our 2019 annual report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request a copy. The Notice contains instructions on how to access and review all of the important information contained in the proxy statement and the annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help lower the costs of delivery and reduce the Company’s environmental impact.

YUM CHINA – 2020 Proxy Statement	5

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Why is the Annual Meeting a virtual meeting this year?

In light of public health concerns regarding the novel coronavirus (COVID-19) outbreak and related travel restrictions, the Board of Directors has determined that it is prudent to hold the Annual Meeting in a virtual-only format, conducted via live audio webcast.

The Board of Directors has been monitoring the impact of the COVID-19 outbreak, including with regard to the health and well-being of our employees and stockholders, as well as the related government-imposed restrictions on travel. Hosting the Annual Meeting in virtual-only format protects our employees and stockholders during this time. It provides easy access for stockholders and facilitates participation without the need to travel, since stockholders can participate from any location around the world.

How do I attend the Annual Meeting?

The Annual Meeting will be held in a virtual-only format, through a live audio webcast. The Annual Meeting will only be conducted via webcast; there will be no physical meeting location. Stockholders of record as of the close of business on March 17, 2020 and the general public will be able to attend the Annual Meeting by visiting our Annual Meeting website at www.virtualshareholdermeeting.com/YUMC2020. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

The Annual Meeting will begin promptly at 8:00 a.m. Beijing/Hong Kong time on May 8, 2020 / 8:00 p.m. U.S. Eastern time on May 7, 2020. Online check-in will begin 15 minutes prior to the start of the meeting, and you should allow ample time for the online check-in procedures. We encourage our stockholders to access the meeting prior to the start time.

May stockholders ask questions?

Yes. Stockholders will have the ability to submit questions during the Annual Meeting via the Annual Meeting website. As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer all questions submitted during the meeting in accordance with the Annual Meeting’s Rules of Conduct which are pertinent to the Company and the meeting matters, as time permits.

What if I have technical difficulties or trouble accessing the Annual Meeting?

Beginning 30 minutes prior to the start of and during the Annual Meeting, you may contact 1 (800) 586-1548 (U.S.) or 1 (303) 562-9288 (International) for technical assistance.

Who may vote?

You may vote if you owned any shares of Company common stock as of the close of business on the record date, March 17, 2020. Each share of Company common stock is entitled to one vote. As of March 17, 2020, there were 376,101,276 shares of Company common stock outstanding.

6	YUM CHINA – 2020 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What am I voting on?

You will be voting on the following three items of business at the Annual Meeting:

•	The election of the 11 director nominees named in this proxy statement to serve for a one-year term;

•	The ratification of the appointment of KPMG Huazhen LLP as the Company’s independent auditor for 2020; and
•	The approval, on an advisory basis, of the Company’s named executive officer compensation.

We will also consider other business that properly comes before the meeting.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares:

•	FOR each of the 11 nominees named in this proxy statement for election to the Board;

•	FOR the ratification of the appointment of KPMG Huazhen LLP as our independent auditor for 2020; and

•	FOR the proposal on named executive officer compensation.

How do I vote before the Annual Meeting?

There are three ways to vote before the meeting:

•	By Internet—we encourage you to vote online at www.proxyvote.com by following instructions on the Notice or proxy card;

•	By telephone—you may vote by making a telephone call to 1 (800) 690-6903 (toll-free in the U.S.); or

•	By mail—if you received your proxy materials by mail, you may vote by completing, signing, dating and mailing the proxy card in the postage-paid envelope provided.

Proxies submitted through the Internet or by telephone as described above must be received by 11:59 p.m. Beijing/Hong Kong time / 11:59 a.m. U.S. Eastern time on May 7, 2020. Proxies submitted by mail must be received prior to the meeting.

If you hold your shares in the name of a bank, broker or other nominee, your ability to vote before the Annual Meeting depends on their voting processes. Please follow the directions of your bank, broker or other nominee carefully.

Can I vote during the Annual Meeting?

Yes. To vote during the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials. Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. You may still vote your shares during the Annual Meeting even if you have previously voted by proxy.

If you hold your shares in the name of a bank, broker or other nominee, your ability to vote during the Annual Meeting depends on their voting processes. Please follow the directions of your bank, broker or other nominee carefully.

YUM CHINA – 2020 Proxy Statement	7

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	signing another proxy card with a later date and returning it to us for receipt prior to the Annual Meeting;

•	voting again through the Internet or by telephone prior to 11:59 p.m. Beijing/Hong Kong time / 11:59 a.m. U.S. Eastern time on May 7, 2020;

•	giving written notice to the Corporate Secretary of the Company prior to the Annual Meeting; or

•	voting again during the Annual Meeting.

If you hold your shares in the name of a bank, broker or other nominee, your ability change your vote depends on their voting processes. Please follow the directions of your bank, broker or other nominee carefully.

Who will count the votes?

Representatives of Broadridge Financial Solutions will count the votes and will serve as the independent inspector of election.

What if I return my proxy card but do not provide voting instructions?

If you vote by proxy card, your shares will be voted as you instruct by the individuals named on the proxy card. If you sign and return a proxy card but do not specify how your shares are to be voted, the persons named as proxies on the proxy card will vote your shares in accordance with the recommendations of the Board set forth on page 1.

What does it mean if I receive more than one Notice or proxy card?

If you received more than one Notice or proxy card, it means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer and Trust Company, LLC, which may be reached at 1 (888) 439-4986.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted on certain matters if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York

Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

8	YUM CHINA – 2020 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

The proposal to ratify the appointment of KPMG Huazhen LLP as our independent auditor for 2020 is considered a routine matter for which brokerage firms may vote shares for which they have not received voting instructions. The other matters to be voted on at our Annual Meeting are not considered “routine” under applicable rules. When a matter is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that matter, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.”

How many votes must be present to hold the Annual Meeting?

Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting via webcast using your 16-digit control number or if you properly submit a proxy by Internet, telephone or mail. In order for us to conduct our Annual Meeting, a majority of the shares of Company common stock outstanding as of March 17, 2020 must be present via webcast or represented by proxy at the Annual Meeting. This is referred to as a “quorum.” Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting.

How many votes are needed to elect directors?

You may vote “FOR” each nominee or “AGAINST” each nominee, or “ABSTAIN” from voting on one or more nominees. Unless you mark “AGAINST” or “ABSTAIN” with respect to a particular nominee or nominees or for all nominees, your proxy will be voted “FOR” each of the director nominees named in this proxy statement. In an uncontested election, a nominee will be elected as a director if the number of “FOR” votes exceeds 50% of the number of votes cast with respect to that director’s election. Abstentions will be counted as present but not voted. Abstentions and broker non-votes will not affect the outcome of the election of directors. Full details of the Company’s majority voting policy are set out in our Corporate Governance Principles and are described under “Governance of the Company—Majority Voting Policy.”

How many votes are needed to approve the other proposals?

Proposals 2 and 3 must receive the “FOR” vote of a majority of the shares, present via webcast or represented by proxy, and entitled to vote at the Annual Meeting. For each of these proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as shares present and entitled to vote at the

Annual Meeting. Accordingly, abstentions will have the same effect as a vote “AGAINST” Proposals 2 and 3. Broker non-votes will not be counted as shares present and entitled to vote with respect to the particular matter on which the broker has not voted. Thus, broker non-votes will not affect the outcome of either of these proposals.

When will the Company announce the voting results?

The Company will announce the voting results of the Annual Meeting on a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

YUM CHINA – 2020 Proxy Statement	9

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What if other matters are presented for consideration at the Annual Meeting?

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting, other than the proposals referred to in this proxy statement. If any other matters properly come before the stockholders at the

Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

10	YUM CHINA – 2020 Proxy Statement

GOVERNANCE OF THE COMPANY

The business and affairs of the Company are managed under the direction of the Board of Directors. The Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to stockholders. The Board believes that its practices align management and stockholder interests.

The corporate governance section of our website makes available certain of the Company’s corporate governance materials, including our Corporate Governance Principles, the charters for each committee and our Code of Conduct. To access these documents on our Investor Relations website, ir.yumchina.com, click on “Governance” and then “Corporate Governance Documents.”

Highlights of our corporate governance policies and practices are described below.

Director Independence	• Independent Board Chairman • 10 of 11 director nominees are independent

Director Elections and Attendance

•  Annual election of all directors

•  Majority voting policy for elections of directors in uncontested elections

•  Proxy access for director nominees by stockholders

•  95% director attendance at Board and committee meetings in 2019

Board Refreshment and Diversity

•  Directors with experience, qualifications and skills across a wide range of public and private companies

•  Directors reflect a diversity of gender, race and ethnicity

•  Average director nominee age of 56 as of March 27, 2020

•  Independent and non-management directors may generally not stand for re-election after age 75

Other Governance Practices

•  Active stockholder engagement

•  No shareholder rights plan (also known as a poison pill)

•  Director and executive officer stock ownership policies

•  Policy prohibiting hedging or other speculative trading of Company stock

•  Policy regarding resignation if any director experiences a significant change in professional roles and responsibilities

•  Board access to senior management and independent advisors

YUM CHINA – 2020 Proxy Statement	11

GOVERNANCE OF THE COMPANY

What is the composition of the Board of Directors and how often are members elected?

Our Board of Directors presently consists of 12 directors, 11 of whom are standing for re-election at the Annual Meeting for a one-year term. As discussed in more detail later in this section, the Board has determined that ten of those directors are independent under the rules of the NYSE.

How often did the Board meet in 2019?

Directors are expected, absent extraordinary circumstances, to attend all Board meetings and meetings of committees on which they serve. Our Board met 7 times and the committees collectively met 29 times during 2019. In 2019, overall attendance at Board and committee meetings was 95% and all directors attended at least 75%

of the aggregate total of meetings of the Board and committees on which the director served. Our independent directors meet privately in executive session without management present at each regularly scheduled Board meeting. Our independent Chairman leads these Board executive sessions.

What is the Board’s policy regarding director attendance at the Annual Meeting?

All directors are encouraged to attend the Annual Meeting. All incumbent directors attended the 2019 annual meeting of the Company’s stockholders.

How are director nominees selected?

The Nominating and Governance Committee is responsible for recommending director candidates to the full Board for nomination and election at the annual meetings of stockholders. The Nominating and Governance Committee will interview a director candidate before the candidate is submitted to the full Board for approval. The Nominating and Governance Committee’s charter provides that it may retain a third-party search firm to identify candidates from time to time. The Nominating and Governance Committee will also consider director candidates recommended by stockholders or other sources in the same manner as nominees identified by the Committee. For a stockholder to submit a candidate for consideration by the Nominating and Governance Committee, a stockholder must notify the Company’s Corporate Secretary by mail at Yum China Holdings, Inc., 7100 Corporate Drive,

Plano, Texas 75024 or at Yum China Holdings, Inc., Yum China Building, 20 Tian Yao Qiao Road, Shanghai 200030, People’s Republic of China.

In accordance with the Corporate Governance Principles, our Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated, and are selected based upon contributions they can make to the Board and management. The Nominating and Governance Committee seeks to complete customary vetting procedures and background checks with respect to individuals suggested for potential Board membership by

12	YUM CHINA – 2020 Proxy Statement

GOVERNANCE OF THE COMPANY

stockholders of the Company or other sources. We believe that each of our directors and director nominees has met the guidelines set forth in the Corporate Governance Principles.

The Company is party to a shareholders agreement with Primavera Capital Group (“Primavera”), and API (Hong Kong) Investment Limited, an affiliate of Zhejiang Ant

Small and Micro Financial Services Group Co., Ltd. (“Ant Financial”) pursuant to which Primavera has identified two director designees, Dr. Fred Hu and Mr. William Wang. In addition, Mr. Cyril Han served as the non-voting Board observer designated by Ant Financial since November 2016 and was appointed as a director at the 2019 annual meeting of the Company’s stockholders.

What are the directors’ qualifications and skills?

As listed below, our directors have experience, qualifications and skills across a wide range of public and private companies spanning many different industries, possess-

ing a broad spectrum of experience both individually and collectively. They bring a diverse mix of regional, industry and professional expertise to the Company.

How does the composition of our Board reflect diversity?

The Nominating and Governance Committee seeks to recommend nominees that bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. As a part of this process, in connection with director nominations, the Nominating and Governance Committee considers several factors to ensure the entire Board collectively embraces a wide variety of character-

istics, including professional background, experience, skills and knowledge. Each director nominee will generally exhibit different and varying degrees of these characteristics. With respect to the Company’s current slate of director nominees, the Company also benefits from the diversity inherent from differences in Board member age, gender, race and ethnicity.

Can stockholders nominate directors for election to the Board?

Yes, under our amended and restated bylaws, stockholders may nominate persons for election as directors at an annual meeting by following the procedures described under “Additional Information.”

YUM CHINA – 2020 Proxy Statement	13

GOVERNANCE OF THE COMPANY

What is the Board’s leadership structure?

Our Board is currently led by an independent Chairman, Dr. Fred Hu. Our Board believes that Board independence and oversight of management are effectively maintained through a strong independent Chairman and through the Board’s composition, committee system and policy of having regular executive sessions of non-management directors, all of which are discussed below this section. Further, separating the Chairman and Chief Executive Officer roles enables the Chairman to focus on corporate governance matters and the Chief Executive Officer to focus on the Company’s business. We find that this structure works well to foster an open dialogue and constructive feedback among the independent directors and management. It further allows the Board to effectively represent the best interests of all stockholders and contribute to the Company’s long-term success.

To promote effective independent oversight, the Board has adopted a number of governance practices discussed below.

What are the Company’s governance policies and ethical guidelines?

•

Board Committee Charters. The Audit Committee, Compensation Committee, Nominating and Governance Committee and Food Safety Committee of the Board of Directors operate pursuant to their respective written charters. These charters were approved by the Board of Directors and are reviewed annually by the respective committees. Each charter is available on the Company’s website at ir.yumchina.com.

•

Governance Principles. The Board of Directors has adopted Corporate Governance Principles, which are intended to embody the governance principles and procedures by which the Board functions. These principles are available on the Company’s website at ir.yumchina.com.

•	Ethical Guidelines. Yum China’s Code of Conduct was adopted to emphasize the Company’s commitment to the highest standards of business conduct. The Code of Conduct also sets forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Code of Conduct in a confidential manner. The Code of Conduct applies to all directors and employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. All employees of the Company are required, on an annual basis, to complete the Yum China Code of Conduct Questionnaire and certify in writing that they have read and understand the Code of Conduct. The Code of Conduct is available on the Company’s website at ir.yumchina.com. The Company intends to post amendments to or waivers from the Code of Conduct (to the extent applicable to directors or executive officers and required by the rules of the SEC or NYSE) on this website.

14	YUM CHINA – 2020 Proxy Statement

GOVERNANCE OF THE COMPANY

What other significant Board governance practices does the Company have?

•

Annual Election of Directors. In accordance with our Amended and Restated Certificate of Incorporation, our directors are elected to serve a one-year term and until their successors are elected and qualified or until their earlier death, resignation or removal.

•

Role of Lead Director. Our Corporate Governance Principles require the independent directors to appoint a Lead Director when the Chairman does not qualify as independent in accordance with the applicable rules of the NYSE. The Company currently does not have a Lead Director because the Chairman of the Board is independent.

•

Executive Sessions. Our independent and non-management directors meet regularly in executive session. The executive sessions are attended only by the independent and non-management directors and are presided over by the independent Chairman. Our independent directors also meet in executive session at least once per year.

•

Board and Committee Evaluations. The Board recognizes that a thorough, constructive evaluation process enhances our Board’s effectiveness and is an essential element of good corporate governance. Each year, the Nominating and Governance Committee oversees the design and implementation of the evaluation process, focused on the Board’s contribution to the Company and on areas in which the Board believes a better contribution could be made. In addition, each of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Food Safety Committee also conducts a similar annual self-evaluation pursuant to their respective charters. Written questionnaires completed by each director, as well as discussions with selected directors, solicit feedback on a wide range of issues, including Board/committee composition and leadership, meetings, responsibilities and overall effectiveness. A summary of the Board and committee evaluation results is discussed with the Board and with the respective committees, and policies and practices are updated in response to the evaluation results. Director suggestions for improvements to evaluation questionnaires and processes are considered for incorporation for the following year.

•

Retirement Policy. Pursuant to our Corporate Governance Principles, independent or non-management directors may not stand for re-election to the Board after they have reached the age of 75, unless the Board unanimously elects to have the director stand for re-election.

•

Limits on Director Service on Other Public Company Boards. Our Corporate Governance Principles provide that directors may serve on no more than four other public company boards. The Company’s Chief Executive Officer, if a director, may serve on no more than two other public company boards. All directors are expected to advise the Chairman and the Chair of the Nominating and Governance Committee prior to accepting any other public company directorship or any assignment to the audit committee or compensation committee of other public company boards.

•

Majority Voting Policy. Our amended and restated bylaws require majority voting for the election of directors in uncontested elections. This means that director nominees in an uncontested election for directors must receive a number of votes “FOR” their election in excess of 50% of the number of votes cast with respect to that director’s election. The Corporate Governance Principles further provide that any incumbent director who does not receive a majority of “FOR” votes will promptly tender to the Board his or her resignation from the Board. The resignation will specify that it is effective upon the Board’s acceptance of the resignation. The Board will, through a process managed by the Nominating and Governance Committee and excluding the nominee in question, accept or reject the resignation and publicly disclose the Board’s decision regarding the resignation and the rationale behind the decision within 90 days from the date of the certification of the election results.

YUM CHINA – 2020 Proxy Statement	15

GOVERNANCE OF THE COMPANY

•

Access to Management and Employees. Our directors have complete and open access to senior members of management. Our Chief Executive Officer invites key employees of the Company to attend Board sessions at which the Chief Executive Officer believes they can meaningfully contribute to Board discussion.

•

Access to Outside Advisors. The Board and Board committees have the right to consult and retain independent legal and other advisors at the expense of the Company. The Audit Committee has the sole authority to appoint, determine funding for and replace the independent auditor. The Compensation Committee has the sole authority to retain any advisor to assist it in the performance of its duties, after taking into consideration all factors relevant to the advisor’s independence from management. The Nominating and Governance Committee has the sole authority to retain search firms to be used to identify director candidates. The Food Safety Committee has the authority to consult and retain any advisor to assist it in connection with the exercise of its responsibilities and authority.

What is the Board’s role in risk oversight?

The Board maintains overall responsibility for overseeing the Company’s risk management framework. In furtherance of its responsibility, the Board has delegated specific risk-related responsibilities to the Audit Committee, the Compensation Committee and the Food Safety Committee.

Audit Committee

The Audit Committee engages in substantive discussions with management regarding the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Our Head of Corporate Audit reports directly to the Audit Committee, as well as our Chief Financial Officer. The Audit Committee also receives reports at each committee meeting regarding legal and regulatory risks from management and meets periodically in separate executive sessions with our independent auditor and our Head of Corporate Audit. The Chief Legal Officer reports regularly to the Audit Committee on the Company’s key risk areas and compliance programs. The Audit Committee periodically provides a summary to the full Board of the risk areas reviewed together with any other risk-related subjects discussed at the Audit Committee meeting. Alternatively, the

Board may review and discuss directly with management the major risks arising from the Company’s business and operations.

Compensation Committee

The Compensation Committee considers the risks that may be implicated by our compensation programs through a risk assessment conducted by management and reports its conclusions to the full Board. This oversight helps ensure the Company’s compensation programs align with the Company’s goals and compensation philosophies and, along with other factors, operate to mitigate against the risk that such programs would encourage excessive or inappropriate risk-taking.

Food Safety Committee

The Food Safety Committee assists the Board in its oversight of the Company’s practices, programs, procedures and initiatives relating to food safety. The Food Safety Committee also monitors trends, issues and concerns affecting the Company’s food safety practices, and the risks arising therefrom, in light of the Company’s overall efforts related to food safety.

16	YUM CHINA – 2020 Proxy Statement

GOVERNANCE OF THE COMPANY

How does the Board oversee food safety risk?

The Board and the Food Safety Committee are involved in oversight of the Company’s food safety risk. The Food Safety Committee assists the Board in the oversight of food safety risk and regularly receives reports from management in connection with the Company’s practices, procedures, strategies and initiatives relating to food safety and the risks arising therefrom. The Board and the Food Safety Committee also monitor and evaluate significant changes in regulatory requirements on food safety, material food safety incidents that could potentially affect the Company, as well as any severe public health situations, including the COVID-19 outbreak, that could adversely affect the Company’s business and operations.

How does the Board oversee cybersecurity risk?

The Board and the Audit Committee are involved in oversight of the Company’s cybersecurity risk. The Audit Committee assists the Board in the oversight of cybersecurity and other technology risks, discusses with management cybersecurity risk mitigation and incident management, and reviews management reports regarding the Company’s cybersecurity governance processes, inci-

dent response system and applicable cybersecurity laws, regulations and standards, status of projects to strengthen internal cybersecurity, the evolving threat environment, vulnerability assessments, specific cybersecurity incidents and management’s efforts to monitor, detect and prevent cybersecurity threats.

What is the Board’s role in management development and succession planning?

The Board considers management development and succession planning to be a critical part of our Company’s long-term strategy. In accordance with our Corporate Governance Principles, the Board reviews the Company’s succession planning, including succession planning in the case of retirement of the Chief Executive Officer of the Company. The Chief Executive Officer periodically reports to the Board with regard to his or her recommen-

dations for potential successors to senior executive positions and development plans for such individuals. In addition, the Board reviews recommendations from an independent committee with regard to the performance evaluation of the Chief Executive Officer, which the committee conducts annually, in accordance with its charter.

How does the Board determine which directors are considered independent?

The Company’s Corporate Governance Principles, adopted by the Board, require that a majority of the directors qualify as independent in accordance with the appli-

cable rules of the NYSE. The Board determines on an annual basis whether each director qualifies as independent pursuant to the applicable rules of the NYSE.

YUM CHINA – 2020 Proxy Statement	17

GOVERNANCE OF THE COMPANY

Pursuant to the Corporate Governance Principles, the Board undertook its annual review of director independence. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. As provided in the Corporate Governance Principles, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of the review, the Board affirmatively determined that all of the directors and director nominees are independent of the Company and its management under NYSE rules, with the exception of Micky Pant and

Joey Wat. Mr. Pant, who is not standing for re-election at the Annual Meeting, is not considered an independent director because he formerly served as Senior Advisor to the Company and as Chief Executive Officer of the Company. Ms. Wat is not considered an independent director because she is the current Chief Executive Officer of the Company.

In reaching this conclusion, the Board determined that Dr. Hu, Messrs. Bassi, Campbell, Chan, Ettedgui, Han, Hsieh, Shao and Wang and Ms. Lu had no material relationship with the Company other than their relationship as a director. In addition, the Board previously determined that Mr. Jonathan Linen, who served as a director during 2019, was an independent director.

How do stockholders communicate with the Board?

Stockholders or other parties who wish to communicate directly with the non-management directors, individually or as a group, or the entire Board may do so by writing to the Nominating and Governance Committee, c/o the Corporate Secretary, Yum China Holdings, Inc., 7100 Corporate Drive, Plano, Texas, 75024. The Nominating and Governance Committee of the Board has approved a process for handling correspondence received by the Company and addressed to non-management members of the Board or the entire Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to a designated member of the Nominating and Governance Committee copies of all such correspondence (except commercial correspondence and correspondence that is duplicative in nature) and a summary of all such correspondence. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Written correspondence from stockholders relating to accounting, internal controls or auditing matters are brought to the attention of the Chairperson of the Audit Committee and to the internal audit department and are handled in accordance with procedures established by the Audit Committee with respect to such matters (described below). Correspondence from stockholders relating to Compensation Committee matters are referred to the Chairperson of the Compensation Committee.

How do the Board and management engage with stockholders?

Our Board and management are committed to regular engagement with our stockholders. In 2019, we reached out to our top 25 stockholders and other selected stockholders, which comprise holders of more than 50% of the outstanding shares of Company common stock, in order to solicit their input on important governance, executive compensation, sustainability and other matters. For more information on stockholder engagement regarding compensation for executive officers, please see “ Executive

Compensation—Stockholder Engagement”. Additionally, our senior management team, including our Chief Executive Officer and Chief Financial Officer, regularly engage in meaningful dialogue with our stockholders, including through our quarterly earnings calls and investor conferences and meetings. Our senior management team regularly reports to our Board and, as applicable, committees of our Board, regarding stockholder views.

18	YUM CHINA – 2020 Proxy Statement

GOVERNANCE OF THE COMPANY

We evaluate and respond to the views voiced by our stockholders. As a result of our stockholder engagement process in recent years, we have expanded our disclosures on the

Board’s role in risk oversight and further development of our compensation program in this proxy statement.

What are the Company’s policies on reporting of concerns regarding accounting and auditing matters?

The Audit Committee has established policies on reporting concerns regarding accounting and auditing matters in addition to our policy on communicating with our non-management directors. Any employee may, on a confidential or anonymous basis, submit complaints or concerns regarding accounting or auditing matters to the Chief Legal Officer of the Company through the Company’s

Employee Hotline or by e-mail or regular mail. If an employee is uncomfortable for any reason contacting the Chief Legal Officer, the employee may contact the Chairperson of the Audit Committee. The Chief Legal Officer maintains a log of all complaints or concerns, tracking their receipt, investigation and resolution and prepares a periodic summary report thereof for the Audit Committee.

YUM CHINA – 2020 Proxy Statement	19

GOVERNANCE OF THE COMPANY

What are the Committees of the Board?

The Board of Directors has standing Audit, Compensation, Nominating and Governance and Food Safety Committees. Set forth below is a summary of the functions of each committee, the members of each committee as of March 27, 2020 and the number of meetings each committee held in 2019.

Audit Committee Christian L. Campbell, Chair Peter A. Bassi Ed Yiu-Cheong Chan Cyril Han Louis T. Hsieh Number of meetings held in 2019: 8

•  Possesses sole authority regarding the selection and retention of the independent auditor

•  Reviews and has oversight over the Company’s internal audit function

•  Reviews and approves all auditing services, internal control-related services and permitted non-audit services to be performed for the Company by the independent auditor

•  Reviews the independence, qualification and performance of the independent auditor

•  Reviews and discusses with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting

•  Reviews and discusses with management and the independent auditor the annual audited financial statements, results of the review of the Company’s quarterly financial statements and significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements

•  Review and discuss with the independent auditor any critical audit matter (“CAM”) addressed in the audit of the Company’s financial statements and the relevant financial statement accounts and disclosures that relate to each CAM.

•  Reviews the Company’s accounting and financial reporting principles and practices, including any significant changes thereto

•  Advises the Board with respect to Company policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct

•  Discusses with management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures; and assists the Board in the oversight of cybersecurity and other technology risks. Further detail about the role of the Audit Committee in risk assessment and risk management is included in the section entitled “What is the Board’s role in risk oversight?” and “How does the Board oversee cybersecurity risk?”

The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE. The Board has also determined that each member of the Audit Committee is financially literate within the meaning of the listing standards of the NYSE and that each of Messrs. Bassi, Chan, Han and Hsieh is qualified as an audit committee financial expert within the meaning of SEC regulations.

The Board appointed Mr. Campbell as a member of the Audit Committee and its chair effective after the Company’s 2019 annual meeting of stockholders. Prior to founding his global corporate governance and compliance consulting business in 2016, Mr. Campbell served as general counsel of three U.S. public companies: Yum! Brands, Inc. (“YUM”), Owens Corning and Nalco Chemical Company. In addition, Mr. Campbell was a founding director of Restaurant Supply Chain Solutions, Inc., a purchasing cooperative for YUM’s U.S. franchising partners. The Board believes that our stockholders’ interests are best served by appointing Mr. Campbell as the chairman of the Audit Committee, considering his

20	YUM CHINA – 2020 Proxy Statement

GOVERNANCE OF THE COMPANY

significant experience advising the boards of U.S. public companies, deep U.S. corporate governance, corporate compliance and risk management expertise, which are all particularly valuable to the Company — a Delaware incorporated, NYSE-traded, SEC-reporting company operating almost exclusively in China, as well as his familiarity with the Company’s operations. Mr. Campbell’s skill set makes him uniquely qualified to serve in this role. The Board has determined that Mr. Campbell is independent within the meaning of applicable SEC regulations and the listing standards of the NYSE.

Compensation Committee Ruby Lu, Chair Christian L. Campbell Edouard Ettedgui William Wang Number of meetings held in 2019: 15

•  Oversees the Company’s executive compensation plans and programs and reviews and recommends changes to these plans and programs

•  Monitors the performance of the Chief Executive Officer and other senior executives in light of corporate goals set by the Committee

•  Reviews and approves the corporate goals and objectives relevant to the Chief Executive Officer’s and other senior executives’ compensation and evaluates their performance in light of those goals and objectives

•  Determines and approves the compensation level of the Chief Executive Officer and other senior executive officers based on this evaluation

•  Reviews the Company’s compensation plans, policies and programs to assess the extent to which they encourage excessive or inappropriate risk-taking or earnings manipulation

The Board has determined that all of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE.

Nominating and Governance Committee Fred Hu, Chair Christian L. Campbell Edouard Ettedgui Ruby Lu Number of meetings held in 2019: 4

•  Identifies and proposes to the Board individuals qualified to become Board members and recommends to the Board director nominees for each committee

•  Advises the Board on matters of corporate governance

•  Reviews and reassesses from time to time the adequacy of the Company’s Corporate Governance Principles and recommends any proposed changes to the Board for approval

•  Receives comments from all directors and reports annually to the Board with assessment of the Board’s performance

•  Reviews annually and makes recommendations to the Board with respect to the compensation and benefits of directors

•  Reviews management succession planning and makes recommendations to the Board

•  Review emerging corporate governance issues and best practices

The Board has determined that all of the members of the Nominating and Governance Committee are independent within the meaning of the listing standards of the NYSE.

Food Safety Committee Zili Shao, Chair Micky Pant Peter A. Bassi Edouard Ettedgui Number of meetings held in 2019: 2

•  Reviews, evaluates and advises the Board regarding the practices, procedures, strategies and initiatives to protect food safety

•  Reviews, evaluates and advises the Board regarding trends, issues and concerns which affect or could affect the Company’s food safety practices, and the risks arising therefrom, in light of the Company’s overall efforts related to food safety

•  Reviews and evaluates any corrective action taken by management to address any food safety related risks or incident, if any, and advises the Board regarding any proposed action in relation thereto

YUM CHINA – 2020 Proxy Statement	21

GOVERNANCE OF THE COMPANY

What are the Company’s policies and procedures with respect to related person transactions?

Under the Company’s Related Person Transaction Policies and Procedures, the Audit Committee reviews the material facts of all related person transactions that require the Audit Committee’s approval and either approves or disapproves of the entry into the related person transaction. In determining whether to approve or ratify a related person transaction, the Audit Committee will determine whether such transaction is in, or not opposed to, the best interest of the Company and will take into account, among other factors it deems appropriate, whether such transaction is on terms no less favorable to the Company than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Transactions, arrangements or relationships or any series of similar transactions, arrangements or relationships in which (i) a related person has or will have a direct or indirect material interest, (ii) the Company is a participant and (iii) that exceed $120,000 in any calendar year are subject to the Audit Committee’s review. Any director who is a related person with respect to a transaction under review may not participate in any discussion or approval of the transaction, except that the director will provide all material information concerning the transaction to the Audit Committee.

Related persons are directors, director nominees, executive officers, beneficial owners of 5% or more of the outstanding shares of Company common stock and their immediate family members. An immediate family member includes a person’s children, stepchildren, parents, stepparents, spouse, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone sharing such person’s household (other than a tenant or employee).

After its review, the Audit Committee may approve or ratify the transaction. The policies and procedures provide that certain transactions are deemed to be pre-approved even if they will exceed $120,000. These transactions include employment of executive officers, director compensation and transactions with other companies if the aggregate amount of the transaction does not exceed the greater of $1 million or 2% of that company’s total consolidated gross revenues and the related person is not an executive officer of the other company.

There were no transactions considered to be a related person transaction from January 1, 2019 through the date of this proxy statement.

Does the Company require stock ownership by directors?

The Board believes that the number of shares of Company common stock owned by each director is a personal decision. However, the Board strongly supports the position that directors should own a meaningful number of shares of Company common stock and expects that a director will not sell any shares received as director compensation until at least 12 months following the director’s retirement or departure from the Board.

The Company’s non-employee directors receive a significant portion of their annual compensation in shares of Company common stock. The Company believes that the emphasis on the equity component of director compensation serves to further align the interests of directors with those of our stockholders.

22	YUM CHINA – 2020 Proxy Statement

GOVERNANCE OF THE COMPANY

Does the Company require stock ownership by executive officers?

The Board has adopted Stock Ownership Guidelines, which require executive officers to own a substantial amount of Company common stock in order to promote an ownership mentality among management and align their interests with those of stockholders. See “Executive Compensation—Compensation Policies and Practices—Stock Ownership Guidelines” for more information.

How many shares of Company common stock do the directors and executive officers own?

Stock ownership information for our directors and executive officers is shown under “Stock Ownership Information.”

Does the Company have a policy on hedging or other speculative trading in Company common stock?

Directors, executive officers and certain other designated employees are prohibited from speculative trading in Company common stock, including trading in puts, calls or other hedging or monetization transactions.

How are directors compensated?

Employee directors do not receive additional compensation for serving on the Board of Directors. The annual compensation for each director who is not an employee of the Company is discussed under “2019 Director Compensation.”

YUM CHINA – 2020 Proxy Statement	23

MATTERS REQUIRING STOCKHOLDER ACTION

ITEM 1.    Election of Directors

Who are the director nominees?

Each of the director nominees currently serves as a director of the Company. Each nominee has been nominated by the Board for election at the Annual Meeting to hold office for a one-year term. If elected, the nominees will hold office until the 2021 annual meeting of the Company’s stockholders and until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal.

Micky Pant will not stand for re-election to the Board at the Annual Meeting. The Company thanks Mr. Pant for his service on the Board. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the 11 nominees named in this proxy statement.

The biographies of each of the nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director for the Company. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

There are no family relationships among any of the directors, director nominees and executive officers of the Company. Ages are as of March 27, 2020.

What if a nominee is unwilling or unable to serve?

That is not expected to occur. If it does, proxies may be voted for a substitute nominated by the Board of Directors.

What vote is required to elect directors?

A nominee will be elected as a director if the number of “FOR” votes exceeds the number of “AGAINST” votes with respect to his or her election.

The Board of Directors recommends that you vote FOR the election of the 11 director nominees.

24	YUM CHINA – 2020 Proxy Statement

MATTERS REQUIRING STOCKHOLDER ACTION

Director Nominees

Fred Hu Age 56 Director Since 2016

Fred Hu is Chairman and founder of Primavera, a leading China-based investment firm. Dr. Hu has served as Chairman of Primavera since its inception in 2010. Prior to Primavera, Dr. Hu served in various roles at Goldman Sachs from 1997 to 2010, including serving as partner and Chairman of Greater China at Goldman Sachs Group, Inc. From 1991 to 1996, Dr. Hu served as an economist at the International Monetary Fund (IMF) in Washington D.C., where he engaged in macroeconomic research, policy consultations and technical assistance for member country governments including China. Dr. Hu currently is a member of the board of directors of Hong Kong Exchanges and Clearing Limited, Industrial and Commercial Bank of China Limited, and UBS AG and UBS Group AG. Dr. Hu also serves as a co-director of the National Center for Economic Research and professor at Tsinghua University, and he is also an adjunct professor at the Chinese University of Hong Kong and Peking University. In addition, Dr. Hu is a member of the Council of Foreign Relations’ Global Advisory Board, a member of Harvard University’s Global Advisory Council, and a member of the Advisory Committees of several institutions including the Mossavar-Rahmani Center for Business and Government at Harvard Kennedy School and the Jerome A. Chazen Institute of International Business at Columbia University. He is the author of several books and other publications in the areas of economics and finance and on China and Asian economies. Dr. Hu has advised the Chinese government on financial and pension reform, state-owned enterprise (SOE) restructuring and macroeconomic policies. Dr. Hu is a trustee of China Medical Board and the Co-Chairman of the Nature Conservatory’s Asia Pacific Council. Dr. Hu brings to our Board extensive expertise in international affairs and the Chinese economy. In addition, Dr. Hu brings valuable business, strategic development and corporate leadership experience as well as expertise in economics, finance and global capital markets.

Joey Wat Age 48 Director Since 2017

Joey Wat has served as the Chief Executive Officer of the Company since March 2018. Ms. Wat served as President and Chief Operating Officer of Yum China from February 2017 to February 2018 and the Chief Executive Officer, KFC from October 2016 to February 2017, a position she held at Yum! Restaurants China from August 2015 to October 2016. Ms. Wat joined Yum! Restaurants China in September 2014 as President of KFC China and was promoted to Chief Executive Officer for KFC China in August 2015. Before joining YUM, Ms. Wat served in both management and strategy positions at AS Watson of Hutchison Group (“Watson”), an international health, beauty and lifestyle retailer, in the U.K. from 2004 to 2014. Her last position at Watson was Managing Director of Watson U.K., which operates Superdrug and Savers, two retail chains specializing in the sale of pharmacy and health and beauty products, from 2012 to 2014. She made the transition from Head of Strategy of Watson in Europe to Managing Director of Savers in 2007. Before joining Watson, Ms. Wat spent seven years in management consulting including with McKinsey & Company’s Hong Kong office from 2000 to 2003. Ms. Wat brings to our Board extensive knowledge of the Company’s business and her industry acumen acquired in the course of a career that included several leadership roles in retail companies.

YUM CHINA – 2020 Proxy Statement	25

MATTERS REQUIRING STOCKHOLDER ACTION

Peter A. Bassi Age 70 Director Since 2016

Peter A. Bassi served as Chairman of Yum! Restaurants International (“YRI”) from 2003 to 2005 and as its President from 1997 to 2003. Prior to that position, Mr. Bassi spent 25 years in a wide range of financial and general management positions at PepsiCo, Inc., Pepsi-Cola International, Pizza Hut (U.S. and International), Frito-Lay and Taco Bell. Mr. Bassi currently serves as lead director and Chairman of the nominating and governance committee of BJ’s Restaurant, where he also serves on the audit committee and compensation committee. He has been a member of the board of BJ’s Restaurant since 2004. Mr. Bassi served on the board of Potbelly Sandwich Works and retired in May 2019 after ten years of service. Mr. Bassi served on the Value Optimization Board for the private equity firm Mekong Capital, based in Vietnam, from 2015 to 2018. Mr. Bassi also served on the supervisory board of AmRest Holdings SE from 2013 to 2015, and served on the board of the Pep Boys—Manny, Moe & Jack from 2002 to 2009. Mr. Bassi brings to our Board knowledge of the restaurant industry and global franchising, as well as financial expertise and extensive public company board and corporate governance experience.

Christian L. Campbell Age 69 Director Since 2016

Christian L. Campbell owns Christian L. Campbell Consulting LLC, which specializes in global corporate governance and compliance, and he has served as the owner of that entity since February 2016. Mr. Campbell previously served as Senior Vice President, General Counsel and Secretary of YUM from its formation in 1997 until his retirement in February 2016. In 2001, Mr. Campbell’s role was expanded to include Chief Franchise Policy Officer. In these positions, Mr. Campbell oversaw all legal matters at YUM and was responsible for the oversight of YUM purchasing as a director of YUM’s purchasing cooperative with its franchisees. Prior to joining YUM, Mr. Campbell was a Senior Vice President and General Counsel at Owens Corning, an NYSE-listed leading global producer of fiberglass insulation and composite building materials. Prior to Owens Corning, he was Vice President and General Counsel for Nalco Chemical Company, formerly an NYSE-listed company. In addition, Mr. Campbell was a founding director of Restaurant Supply Chain Solutions, Inc. (“RSCS”), a purchasing cooperative for YUM’s U.S. franchising partners, and he served on RSCS’s board of directors from its formation in 2001 until 2015. Mr. Campbell brings to our Board significant expertise in corporate governance, corporate compliance and risk management of U.S. publicly traded companies. In addition, Mr. Campbell brings to our Board extensive knowledge of the quick-service restaurant industry, global franchising and corporate leadership.

26	YUM CHINA – 2020 Proxy Statement

MATTERS REQUIRING STOCKHOLDER ACTION

Ed Yiu-Cheong Chan Age 57 Director Since 2016

Ed Yiu-Cheong Chan has served as the operating partner for SoftBank Investment Advisers, a global advisory firm, since June 2019. In addition, Mr. Chan is a non-executive director of Treasury Wine Estates Limited, a company listed on the Australian Securities Exchange, and an independent non-executive director of Link Real Estate Investment Trust, which is listed on the Stock Exchange of Hong Kong Limited. Mr. Chan was Regional Director of North Asia of the Dairy Farm Group and a director of Dairy Farm Management Services Limited from November 2001 to November 2006. Mr. Chan was the President and Chief Executive Officer of Walmart China from November 2006 to October 2011. Mr. Chan served as Vice Chairman of Charoen Pokphand Group Company Limited and as an Executive Director and Vice Chairman of C.P. Lotus Corporation from 2012 to February 2018. Mr. Chan also served as the senior advisor to Food Union, a European based dairy company, from April 2018 to June 2019 and a venture partner of Gaorong Capital, a venture capital firm based in China (previously named Banyan Capital), from May 2018 to June 2019. Mr. Chan brings to our Board knowledge of the food and beverage industry in Asia and extensive public company board and corporate governance experience.

Edouard Ettedgui Age 68 Director Since 2016

Edouard Ettedgui has served as the non-executive Chairman of Alliance Française, Hong Kong since 2016. He also serves as a non-executive director of Mandarin Oriental International Limited, the company for which he was the Group Chief Executive from 1998 to 2016. Prior to his time at Mandarin Oriental International, Mr. Ettedgui was the Chief Financial Officer for Dairy Farm International Holdings, and he served in various roles for British American Tobacco, including Business Development Director, Group Finance Controller and Group Head of Finance. Mr. Ettedgui has also held senior finance positions in seven countries at Philips International. Mr. Ettedgui brings to our Board senior management experience in various international consumer-product industries, extensive financial expertise and public company board experience.

Cyril Han Age 42 Director Nominee

Cyril Han has served as Vice President of Ant Financial Services Group, an innovative payment technology provider, since 2014. He joined Alibaba Group, a Chinese multinational conglomerate, as Senior Director of Corporate Finance in 2011. Before joining Alibaba Group, Mr. Han worked at China International Capital Corporation from July 2001 to September 2011. He has served as a director of Hundsun Technologies Inc., a company listed on the Shanghai Stock Exchange, since February 2016, and has served as a director of Zhong An Online P & C Insurance Co., Ltd., a company listed on the Hong Kong Stock Exchange, since November 2016. Mr. Han brings to our Board deep knowledge and insights in the fields of finance and technology.

YUM CHINA – 2020 Proxy Statement	27

MATTERS REQUIRING STOCKHOLDER ACTION

Louis T. Hsieh Age 55 Director Since 2016

Louis T. Hsieh has served as a director since 2007 of New Oriental Education & Technology Group, a provider of private educational services in China. Prior to his current role, Mr. Hsieh served as that company’s Chief Financial Officer from 2005 to 2015 and President from 2009 to 2016. In addition, Mr. Hsieh serves as an independent director, member of the nominating and corporate governance committee and Chairman of the audit committee for JD.com, Inc. since 2014. From May 2017 to October 2019, Mr. Hsieh served as the Chief Financial Officer of NIO Inc., a developer of electric, autonomous vehicles. From 2016 to 2017, Mr. Hsieh served as an independent director and Chairman of the audit committee for Nord Anglia Education, Inc. From 2007 to 2010, Mr. Hsieh served as an independent director and Audit Chairman of Perfect World Co., Ltd. and China Digital TV Holding Co., Ltd. Mr. Hsieh brings to our Board corporate leadership and public company board experience as well as his extensive financial and international business experience.

Ruby Lu Age 49 Director Since 2016

Ruby Lu is a venture capitalist investing in technology start-ups in the U.S. and China. Ms. Lu founded Atypical Ventures, an early-stage technology venture investment firm, in 2019. In 2006, she co-founded DCM China, an early-stage venture capital firm. During her more than 12-year tenure at DCM, she invested in and served as a board member for many leading technology companies including BitAuto Holdings Limited, Ecommerce China Dangdang Inc. and Pactera Technology International Ltd. Prior to joining DCM, Ms. Lu was a Vice President in the technology, media and telecommunications investment banking group of Goldman Sachs & Co. in Menlo Park, California. She also served as an independent director and on the audit committee of iKang Healthcare Group, Inc., and served as an independent director and Chairman of the special committee for iDreamSky Technologies Limited before these two companies were taken private. Ms. Lu is currently an independent director on the board of Uxin Limited, where she also serves as the Chairman of the compensation committee and member of audit committee and nominating and governance committee. Ms. Lu brings to our Board public company board experience as well as extensive financial and global market experience.

28	YUM CHINA – 2020 Proxy Statement

MATTERS REQUIRING STOCKHOLDER ACTION

Zili Shao Age 60 Director Since 2016

Zili Shao is an accomplished lawyer and investment banker with extensive professional experience. Mr. Shao is the non-executive Chairman of Fangda Partners, a leading PRC law firm, since June 2017. He also serves as an Independent Non-executive Director of Bank of Montreal (China) Co., Ltd., and an Independent Non-executive Director of Home Credit N.V. Mr. Shao is the founder and Chairman of MountVue Capital Management Co. Ltd. He served as co-Chairman and partner of the law firm King & Wood Mallesons China between April 2015 and May 2017. He was a Chairman and CEO of JP Morgan China between 2010 and 2015, and later the Vice Chairman of J.P. Morgan Asia Pacific. Prior to J.P. Morgan, Mr. Shao was a former partner at Linklaters, a leading international law firm, for 12 years. He acted as managing partner of Linklaters of Greater China and subsequently was appointed managing partner of the Asia Pacific. Mr. Shao brings to our Board extensive professional experience in Asia and public company board and corporate governance experience.

William Wang Age 45 Director Since 2017

William Wang is one of the founding partners of Primavera. Prior to Primavera, Mr. Wang served as a Managing Director of Goldman Sachs Merchant Banking/Principal Investment Area (“GS”), where he led significant successful investments in China for the group. Prior to GS, Mr. Wang worked in Investment Banking Division and Private Equity Group of China International Capital Corporation Limited (CICC). Mr. Wang currently serves as a director on the board of Geely Automobile Holdings Limited, a Hong Kong listed company, and Sunlands Technology Group, an NYSE-listed company, in addition to directorships at Primavera’s portfolio companies. Mr. Wang brings to our Board deep knowledge and investment insights of the Chinese market.

YUM CHINA – 2020 Proxy Statement	29

MATTERS REQUIRING STOCKHOLDER ACTION

ITEM 2.    Ratification of Independent Auditor

What am I voting on?

We are asking stockholders to approve a proposal to ratify the appointment of KPMG Huazhen LLP (“KPMG”) as our independent auditor for 2020. KPMG has served as our independent auditor since 2016.

As part of its audit engagement process, the Audit Committee considers on at least an annual basis the engagement of the independent auditor. In deciding to engage KPMG as the independent auditor for 2020, the Audit Committee considered:

•	KPMG’s performance in 2019;

•	KPMG’s independence;

•	The depth and expertise of the KPMG’s audit team, including its understanding of the Company’s industry, business, operations and systems, as well as accounting policies and processes;

•	The appropriateness of KPMG’s fees;

•	A consideration of KPMG’s known legal risks and significant proceedings that may impair its ability to perform the audit; and

•	KPMG’s tenure as the Company’s independent auditor.

KPMG rotates its lead audit engagement partner every five years. The Audit Committee is directly involved in the evaluation of the lead audit engagement partner to ensure that the he or she is appropriately qualified to lead the Company’s audit. After considering the criteria set forth above, the Audit Committee believes that retaining KPMG as the Company’s independent auditor is in the best interests of the Company and its stockholders.

Will a representative of KPMG attend the Annual Meeting?

Representatives of KPMG will attend the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from stockholders.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present via webcast or represented by proxy and entitled to vote at the Annual Meeting.

The Audit Committee and the Board of Directors recommend that you vote FOR approval of this proposal.

What were KPMG’s fees for audit and other services for 2019 and 2018?

The following table presents fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements, and fees billed for audit-related services, tax services and all other services rendered by KPMG for 2019 and 2018. All KPMG services for 2019 and 2018 were approved in advance by the Audit Committee specifically or pursuant to procedures outlined below.

	2019	2018
Audit fees(1)	$2,613,403	$2,973,606
Audit-related fees(2)	12,237	11,446
Tax fees(3)	25,905	22,766
All other fees	—	—

TOTAL FEES	$2,651,545	$3,007,818

(1)

Audit fees include fees for the audit of the annual consolidated financial statements included in the Company’s annual reports, reviews of the interim condensed consolidated financial statements included in the Company’s quarterly reports, and services related to statutory filings or engagements.

(2)	Audit-related fees include audits of financial statements of certain employee benefit plans, agreed-upon procedures and other attestations.

(3)	Tax fees consist principally of fees for tax filling assistance services.

30	YUM CHINA – 2020 Proxy Statement

MATTERS REQUIRING STOCKHOLDER ACTION

What is the Company’s policy regarding the approval of audit and non-audit services?

The Audit Committee has implemented a policy for the pre-approval of all audit and permitted non-audit services, including tax services, proposed to be provided to the Company by its independent auditor. Under the policy, the Audit Committee may approve engagements on a case-by-case basis or pre-approve engagements on a categorical basis pursuant to the Audit Committee’s pre-approval policy. The Audit Committee may delegate pre-approval authority to one of its independent members and has currently delegated pre-approval authority up to certain amounts to its Chairperson.

In considering pre-approvals, the Audit Committee considers the nature, scope and fees of the service to be provided to the Company as well as the principles and guidance established by the SEC and the Public Company Accounting Oversight Board (“PCAOB”) with respect to auditor independence. Services as to which a general pre-approval has been granted on an annual basis are effective for the applicable year. Any proposed service for which the estimated fees would cause the total fees for that class of service to exceed the applicable estimated fee threshold requires specific approval by the Audit Committee or its delegate.

The Principal Accounting Officer monitors the performance of all services provided by the independent auditor and determines whether such services are in compliance with this policy. The Principal Accounting Officer reports periodically to the Audit Committee with respect to compliance with this policy and the status of outstanding engagements, including actual services provided by the independent auditor and associated fees, and must promptly report to the Chairperson of the Audit Committee any non-compliance (or attempted non-compliance) with this policy of which the Corporate Controller becomes aware.

YUM CHINA – 2020 Proxy Statement	31

MATTERS REQUIRING STOCKHOLDER ACTION

ITEM 3.    Advisory Vote on Named Executive Officer Compensation

What am I voting on?

In accordance with SEC rules, we are asking stockholders to approve, on a non-binding basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement. This non-binding advisory vote is also known as the “Say on Pay” vote. This is not a vote on the Company’s general compensation policies or the compensation of the Board. At the 2019 annual meeting of the Company’s stockholders, approximately 96% of the votes cast by our stockholders were voted in approval of the compensation of our named executive officers as disclosed in the 2019 proxy statement.

Our performance-based executive compensation program is designed to attract, reward and retain the talented leaders necessary for our Company to succeed in the highly competitive market for talent, while maximizing stockholder returns. This approach has made our management team a key driver in the Company’s strong performance over both the long and short term. We believe that our compensation program has attracted and retained strong leaders, and is closely aligned with the interests of our stockholders.

In deciding how to vote on this proposal, we urge you to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in detail how our compensation policies and procedures operate and are designed to meet our compensation goals and how our Compensation Committee makes compensation decisions under our programs.

Accordingly, we ask our stockholders to vote in favor of the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related materials included in the proxy statement, is hereby approved.”

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of shares present via webcast or represented by proxy and entitled to vote at the Annual Meeting. While this vote is advisory and non-binding on the Company, the Board of Directors and the Compensation Committee will review the voting results and consider stockholder concerns in their continuing evaluation of the Company’s compensation program.

What is the recommendation of the Board of Directors?

The Board of Directors recommends that you vote FOR approval of this proposal.

32	YUM CHINA – 2020 Proxy Statement

STOCK OWNERSHIP INFORMATION

Who are our largest stockholders?

The following table sets forth the number of shares of Company common stock beneficially owned as of March 17, 2020 by (i) beneficial owners of more than 5% of the outstanding shares of Company common stock, (ii) each of the Company’s named executive officers, (iii) each of the Company’s directors and director nominees and (iv) all of the Company’s directors and executive officers as a group.

In accordance with SEC rules, beneficial ownership includes all shares the stockholder actually owns beneficially or of record, all shares over which the stockholder has or shares voting or dispositive control and all shares the stockholder has the right to acquire within 60 days of March 17, 2020. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares owned beneficially by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares(1)

More Than 5% Owners

Invesco Ltd.	37,144,958	(2)	9.9%
1555 Peachtree Street NE, Suite 1800
Atlanta, GA 30309

BlackRock, Inc.	30,726,735	(3)	8.2%
55 East 52nd Street
New York, NY 10055

Primavera Capital Management Ltd.	23,836,607.51	(4)	6.2%
28 Hennessy Road, 28th Floor
Hong Kong

Named Executive Officers
Joey Wat	163,535	(5)	*
Andy Yeung	0		*
Johnson Huang	68,608	(6)	*
Danny Tan	74,932	(7)	*
Aiken Yuen	17,649	(8)	*
Jacky Lo Shella Ng	445 0		* *

Non-Employee Directors and Director Nominees

Peter A. Bassi	54,832		*

Christian L. Campbell	144,798	(9)	*

Ed Yiu-Cheong Chan	22,022		*

Edouard Ettedgui	22,570		*

Cyril Han	6,873		*

Louis T. Hsieh	53,815		*

Fred Hu	26,731		*

Ruby Lu	25,959		*

Micky Pant	900,805	(10)	*

Zili Shao	22,148		*

William Wang	19,175		*

Ownership of all directors and executive officers as a group (21 total)	1,700,277	(11)	*

YUM CHINA – 2020 Proxy Statement	33

STOCK OWNERSHIP INFORMATION

*	Represents less than one percent

(1)	Percentage ownership is determined based on a total of 376,101,276 shares of Company common stock outstanding as of March 17, 2020.

(2)

Based on Amendment No. 1 to the Schedule 13G filed by Invesco Ltd. on February 12, 2020, which indicated that, as of December 31, 2019, Invesco Ltd. had sole voting power over 36,903,454 shares of Company common stock and sole dispositive power over 37,144,958 shares of Company common stock.

(3)

Based on Amendment No. 4 to the Schedule 13G filed by BlackRock, Inc. on February 6, 2020, which indicated that, as of December 31, 2019, BlackRock, Inc. had sole voting power over 26,340,093 shares of Company common stock and sole dispositive power over 30,726,735 shares of Company common stock.

(4)

Based on (i) Amendment No. 4 to the Schedule 13D filed by Primavera Capital Management Ltd. on November 4, 2019, which indicated that, as of October 31, 2019, Primavera Capital Management Ltd. had sole voting and dispositive power over 24,908,437.02 shares of Company common stock, Pollos Investment GP Ltd. shared voting and dispositive control over 16,364,778 shares of Company common stock and Pollos L.L.C. shared voting and dispositive control over 8,543,659.02 shares of Company common stock and (ii) Form 4 filed on November 12, 2019 reporting a subsequent transaction, which indicated that Pollos Upside L.P. entered into a pre-paid forward transaction with respect to 1,071,829.51 shares underlying outstanding Warrants. The amount reported in the table includes 7,471,829.51 shares underlying outstanding Warrants.

(5)	Includes 107,006 shares issuable upon the exercise of vested stock appreciation rights (“SARs”).

(6)	Includes 50,954 shares issuable upon the exercise of vested SARs.

(7)	Includes 50,266 shares issuable upon the exercise of vested SARs.

(8)	Includes 17,649 shares issuable upon the exercise of vested SARs.

(9)	Includes 90,992 shares issuable upon the exercise of vested SARs. Also includes 80 shares held by Mr. Campbell’s spouse.

(10)	Includes 593,660 shares issuable upon the exercise of vested SARs.

(11)	Includes 967,071 shares issuable upon the exercise of vested SARs.

34	YUM CHINA – 2020 Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (our “CD&A”) provides an overview of our executive compensation program for 2019 and our executive compensation philosophies and objectives.

Our named executive officers (“NEOs”) consist of our Chief Executive Officer, our Chief Financial Officer, our

three other most highly compensated executive officers for 2019, our former Chief Financial Officer and Treasurer, and our former Chief Legal Officer and Corporate Secretary. References to “continuing NEOs” in this CD&A refer to the NEOs actively employed by us as of December 31, 2019.

For 2019, our NEOs were:

Name	Title
Joey Wat	Chief Executive Officer (“CEO”)
Andy Yeung	Chief Financial Officer (“CFO”)*
Johnson Huang	General Manager, KFC
Danny Tan	Chief Supply Chain Officer
Aiken Yuen	Chief People Officer
Jacky Lo	Former CFO and Treasurer*
Shella Ng	Former Chief Legal Officer and Corporate Secretary*

*

Ms. Ng resigned as Chief Legal Officer and Corporate Secretary, effective April 30, 2019, and served as Senior Consultant until November 30, 2019. Mr. Lo resigned as CFO and Treasurer, effective October 16, 2019. In September 2019, the Company appointed Mr. Yeung to serve as the CFO-Designate of the Company, effective September 16, 2019, and CFO, effective October 16, 2019. Please see the “2019 NEO Compensation and Performance Summary” section in this CD&A for a summary of the compensation arrangements with Mr. Lo and Ms. Ng.

This CD&A is divided into four sections:

Executive Summary	• 2019 Business Overview and Performance Highlights

• Alignment of Executive Compensation Program with Business Performance

• Recent Compensation Highlights

• Pay Components

• Executive Compensation Practices

• Stockholder Engagement

Elements of the Executive Compensation Program	• Base Salary
• Annual Performance-Based Cash Bonuses

• Long-Term Equity Incentives

• Other Elements of Executive Compensation Program

YUM CHINA – 2020 Proxy Statement	35

EXECUTIVE COMPENSATION

• 2019 NEO Compensation and Performance Summary

• 2020 Special Long-Term Performance-Based Grants

How Compensation Decisions Are Made	• Executive Compensation Philosophy
• Role of the Compensation Committee

• Role of the Independent Consultant

• Competitive Market Review

Compensation Policies and Practices	• Compensation Recovery Policy
• Equity-Based Awards Grant Policy

• Stock Ownership Guidelines

• Hedging and Pledging of Company Stock

Executive Summary

2019 Business Overview and Performance Highlights

2019 was a year of significant financial and operational accomplishments for the Company. As of the end of 2019, the Company continued to be the largest restaurant company in China in terms of system sales, with $8.8 billion in revenue and 9,200 restaurants. Our restaurant base consists of KFC, the leading and the largest quick-service restaurant brand in China in terms of system sales, Pizza Hut, the leading and the largest casual dining restaurant brand in China in terms of system sales and number of restaurants, Little Sheep, COFFii & JOY, East Dawning and Taco Bell. We maintain the exclusive right to operate and sub-license the KFC, Pizza Hut and, subject to the achievement of certain agreed-upon milestones, Taco Bell brands in China (excluding Hong Kong, Taiwan and Macau), and we own the Little Sheep, COFFii & JOY and East Dawning concepts outright.

Our 2019 performance highlights include the following:

•	Opened over 1,000 new restaurants, the most annual restaurant openings in our history, reaching a total of 9,200 restaurants across more than 1,300 cities;

•	Remodeled almost 1,000 restaurants;

•	Total revenues increased 4% year-over-year to $8.78 billion from $8.42 billion (9% year-over-year increase, excluding foreign currency translation (“F/X”));
•	Total system sales for the year grew 9% year-over-year, excluding F/X;

•	Same-store sales grew by 3% year-over-year, excluding F/X;

•	Restaurant margin increased to 16.0% (year-over-year increase of 0.3 percentage points);

•

Operating profit decreased 4% year-over-year to $901 million from $941 million in 2018 (1% year-over-year increase excluding F/X), and adjusted operating profit increased 7% year-over-year to $912 million from $855 million (12% year-over-year increase, excluding F/X);

•

Net income increased 1% to $713 million from $708 million in 2018 (6% year-over-year increase excluding F/X), and adjusted net income increased 20% to $729 million from $606 million in 2018 (5% year-over-year increase, excluding the mark-to-market gain of $63 million in 2019 and mark-to-market loss of $27 million in 2018 from our equity investment in Meituan-Dianping, and 11% increase when also excluding F/X);

•

Diluted earnings per common share increased 3% to $1.84 from $1.79 in 2018, and adjusted diluted earnings per common share increased by 23% to $1.88 from $1.53 in 2018 (7% year-over-year increase excluding the mark-to-market gain or loss from the Company’s

36	YUM CHINA – 2020 Proxy Statement

EXECUTIVE COMPENSATION

equity investment in Meituan-Dianping in 2019 and 2018, and 13% increase when also excluding F/X); and

•	KFC and Pizza Hut’s combined digital membership grew by over one-third in 2019 to 240 million.

See the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for a reconciliation of adjusted operating profit, adjusted net income and adjusted diluted earnings per common share to the most comparable GAAP financial measures.

Alignment of Executive Compensation Program with Business Performance

Attracting, motivating and retaining talented executives is critical to our success, and our executive compensation programs are designed to support this objective. The Company’s executive compensation program is structured to support the long-term sustainable growth of the Company and create value for stockholders by aligning our executives with business performance goals. As such, the Compensation Committee reviews and endorses performance goals that are deemed central to the Company’s business performance and stockholder value creation.

Specifically, the Compensation Committee has selected performance goals under the Company’s 2019 incentive programs that are based on operating profit, same store sales, new builds, customer satisfaction, and, in case of Ms. Wat’s performance stock units (“PSUs”), total shareholder return. These performance goals comprise an overall executive compensation program that the Compensation Committee believes appropriately reflects the Company’s emphasis on increasing profitability and revenue, enhancing customer experience and creating stockholder value.

The following chart provides an overview of the 2019 target total direct compensation program applicable to our CEO, consisting of base salary, annual performance-based cash incentives (i.e., short-term incentives, or “STI”), and long-term equity incentives (“LTI”). As demonstrated by the following chart, 2019 compensation for our CEO was heavily weighted toward variable pay elements, and such elements represented approximately 85% of the 2019 annual target compensation for Ms. Wat (consisting of the target payout opportunity under the cash bonus plan, target PSU grant and stock-settled stock appreciation rights and excluding all other compensation reported in the 2019 Summary Compensation Table).

Recent Compensation Highlights

As part of its ongoing review of the executive compensation program, and based on a review of market practices, input from the Compensation Committee’s compensation consultant and stockholder feedback, the Compensation

Committee recently implemented the following changes to the Company’s executive compensation program:

•	Granted Partner PSU Awards: As further described below in the “2020 Special Long-Term Performance-Based Grants” section, on February 7, 2020, the

YUM CHINA – 2020 Proxy Statement	37

EXECUTIVE COMPENSATION

Compensation Committee granted a special award of performance stock units (“Partner PSU Awards”) to select employees of the Company and its subsidiaries who were deemed critical to the Company’s execution of its strategic operating plan, including each of the continuing NEOs. The Partner PSU Awards will vest only if threshold performance goals relating to stock price, growth in total revenues adjusted to exclude certain items for the purpose of Partner PSU Awards (“Adjusted Total Revenue Growth”), growth in EBITDA adjusted to exclude certain items for the purpose of Partner PSU Awards (“Adjusted EBITDA Growth”), and transformational objectives are achieved over a four-year performance period commencing on January 1, 2020 and ending on December 31, 2023. Based on performance, vesting may range from 0% to 200% of the target number of shares subject to the Partner PSU Awards. The Partner PSU Awards also include non-competition and non-solicitation restrictive covenants. The Partner PSU Awards were granted to (i) address increased competition from new retail platform companies in China as well as other startup companies and the existing pay gap, (ii) incentivize an entrepreneurial mindset and transformational performance that the Compensation Committee believes will contribute to business growth and exceptional shareholder value creation and (iii) facilitate long-term retention, which has become increasingly important in light of senior leadership changes over the past several years.

•

Expanded Recipients of Annual PSU Grants: Since 2018, the CEO’s annual equity grant has been delivered in the form of equally weighted PSUs and SARs, while the Company’s other NEOs (other than Mr. Yeung) received an equal mix of SARs and time-based restricted stock units (“RSUs”). Beginning with the 2020 annual equity grants, the PSU program has been expanded to include all executive officers, including each of the continuing NEOs, with a 2020 annual equity grant in the form of SARs and PSUs. As a result of this change, the entire portion of the annual equity grant is considered by the Compensation Committee to be performance-based as the PSUs will vest based only on the Company’s achievement of performance goals relating to Adjusted Total Revenue Growth and growth in diluted earnings per common share adjusted to exclude certain items for the purpose of Annual PSU Grants (“Adjusted Diluted Earnings Per Common Share Growth”), with a relative total shareholder return payout modifier against the MSCI China Index, and the SARs will realize value only to the extent the Company’s stock price increases from the date of grant.

•

Adopted Change in Control Severance Plan: In September 2019, upon recommendation of the Compensation Committee, the Board adopted a Change in Control Severance Plan to provide severance benefits to certain key management employees, including each of the continuing NEOs, in the event of termination of employment by the Company without cause or by the NEO for good reason, in each case within 24 months following a change in control of the Company, under a ‘double trigger’ provision. The Change in Control Severance Plan was adopted after a review of market data and to facilitate the recruitment and retention of key management personnel. The Compensation Committee believes that benefits under the plan are reasonable and appropriate to protect the Company’s key management employees against circumstances over which they do not have control, and provides the Company with additional consideration for the NEO’s agreement to restrictive covenants relating to non-competition, non-solicitation, confidentiality and non-disparagement.

38	YUM CHINA – 2020 Proxy Statement

EXECUTIVE COMPENSATION

Pay Components

The Company’s executive compensation program has three primary pay components: (i) base salary; (ii) annual performance-based cash bonuses (i.e., short-term incentives); and (iii) long-term equity awards. We believe that these key elements are aligned with the Company’s compensation philosophy and objectives, as illustrated in the following table.

Objective	Base Salary	Annual Performance- Based Cash Bonuses	Long-Term Equity Incentives

Attract and retain the right talent to achieve superior stockholder results — Competitive total reward program structure that enables pay to vary based on role, responsibility, experience, market value and future potential of talent in order to drive superior results year over year.

	X	X	X

Reward performance — Motivate both short-term and long-term performance through annual and long-term equity programs. A majority of NEO annual target compensation is performance-based or variable and, therefore, at-risk.

		X	X

Emphasize long-term value creation — The Company’s belief is simple: if it creates long-term value for stockholders, then it shares a portion of that value with those responsible for the results. SARs, RSUs and PSUs focus on the long-term performance of the Company and directly align the interests of the recipients with those of the Company’s stockholders.

X
Drive ownership mentality — We require executives to invest in the Company’s success by owning a substantial amount of Company stock.			X

YUM CHINA – 2020 Proxy Statement	39

EXECUTIVE COMPENSATION

Executive Compensation Practices

The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophies and objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation philosophy and objectives:

Our Executive Compensation Practices
✓

We deliver a significant percentage of annual target compensation in the form of variable compensation tied to performance, with 85% of Ms. Wat’s 2019 annual target compensation in the form of variable pay elements

✓	We deliver a significant portion of total compensation in the form of equity

✓	We have multi-year vesting periods for equity awards

✓	We perform market comparisons of executive compensation against a relevant peer group, recognizing the different geographic regions where executives are sourced and recruited

✓	We use an independent compensation consultant reporting directly to the Compensation Committee

✓	We have double-trigger vesting for equity awards in the event of a change in control under our long-term incentive plan

✓	We maintain stock ownership guidelines

✓	We maintain a compensation recovery policy

✓	We maintain an equity-based awards grant policy specifying pre-determined dates for annual equity grants

✓	We hold an annual “say on pay” vote

✓	We maintain an annual stockholder engagement process

✓	Our Compensation Committee regularly meets in executive session without any members of management present

X	We do not pay dividends or dividend equivalents on PSUs unless and until they vest

X	We do not allow repricing of underwater SARs under our long-term incentive plan without stockholder approval

X	We do not allow hedging, short sales or pledging of our securities

X	We do not allow backdating of SARs

Stockholder Engagement

In its compensation review process, the Compensation Committee focuses on structuring the executive compensation program to serve the interests of our stockholders. In that respect, as part of its ongoing review of our executive compensation program, the Compensation Committee considered the approval by approximately 96% of the votes cast for the Company’s “say on pay” vote at our 2019 Annual Meeting of Stockholders. Although the Compensation Committee was pleased with this favorable outcome and interpreted this level of support as an endorsement by our stockholders of our executive com-

pensation program and policies, the Compensation Committee has nevertheless undertaken efforts to evaluate and further enhance our executive compensation program to continue improving its alignment with the creation of long-term value and the furtherance of our stockholders’ interests. For example, in 2020, the Compensation Committee granted the Partner PSU Awards to address increased competition and the existing competitive pay gap, motivate transformational performance aligned with the long-term interests of the Company’s stockholders, and encourage management retention over the four-year performance period.

40	YUM CHINA – 2020 Proxy Statement

EXECUTIVE COMPENSATION

The Compensation Committee values direct and constructive engagement with the Company’s investors to facilitate a continuing open dialogue to exchange ideas with and respond to questions from investors on compensation matters. During 2019, the Company reached out to its 25 largest stockholders and other selected stockholders (which represented more than 50% of the Company’s outstanding shares) to solicit feedback on a variety of corporate governance matters (including with respect to executive compensation), and the Company held discussions with all stockholders who accepted an invitation. Management shared this stockholder feedback with the Compensation Committee for its consideration in designing the Company’s executive compensation program. Based on feedback received during the Company’s stockholder engagement, the Compensation Committee approved the following changes to the Company’s executive compensation program:

•

50% of Equity Compensation Delivered as PSUs—Beginning with the 2020 annual PSU grants, the NEOs’ equity awards will be delivered in the form of PSUs and SARs, each weighted 50%, with the PSUs vesting based on the achievement of pre-established performance goals and the SARs only delivering value if the stock price appreciates from the grant date.

•	Expanded Use of PSUs—Beginning in 2020, the Compensation Committee expanded the PSU program to include all continuing NEOs.

•

Expanded Performance Metrics Used under the LTI Program—Beginning with the 2020 annual PSU grants, the Compensation Committee included three performance measures (Adjusted Total Revenue Growth, Adjusted Diluted Earnings Per Common Share Growth and relative TSR (as a performance modifier)) as compared to its prior practice of using only TSR to determine vesting levels.

The Compensation Committee continuously evaluates plan design and considers adjustments to the Company’s compensation programs based on market and other considerations. The Compensation Committee is committed to serving the Company’s stockholders and plans to continue to engage with and respond to feedback from stockholders as the Company moves forward.

Elements of the Executive Compensation Program

The Company’s 2019 executive compensation program consists of three primary pay components: (i) base salary; (ii) annual performance-based cash bonuses (i.e., short-term incentives); and (iii) long-term equity awards. The following chart demonstrates that 2019 compensation for Ms. Wat, our CEO, and our other NEOs (excluding Mr. Yeung, Mr. Lo and Ms. Ng due to the 2019 management transitions) was heavily weighted toward variable pay elements. Such elements represented approximately 85% of the 2019 annual target compensation for Ms. Wat

(consisting of the target payout opportunity under the cash bonus plan, target PSU grant and SAR grant and excluding all other compensation reported in the 2019 Summary Compensation Table) and, on average, 66% of the 2019 annual target compensation for our other continuing NEOs other than Mr. Yeung (consisting of the target payout opportunity under the cash bonus plan, SAR grants and RSU grants and excluding all other compensation reported in the 2019 Summary Compensation Table).

YUM CHINA – 2020 Proxy Statement	41

EXECUTIVE COMPENSATION

Base Salary

The Company provides a fixed level of cash compensation to attract and retain high-caliber talent. Base salary in the form of cash compensates executives for their primary roles and responsibilities. An executive’s actual salary is dependent on factors such as the executive’s role (including the market value of the role), level of responsibility, experience, individual performance and future potential.

The Compensation Committee annually reviews salary levels of the Company’s executive officers.

Annual Performance-Based Cash Bonuses

The principal purpose of our cash-based annual incentive program is to motivate and reward short-term team and individual performance. The following is the formula used to calculate 2019 annual performance-based cash bonuses:

Base Salary	×	Target Bonus Percentage (As a % of Base Salary)	×	Team Performance Factor (0%-200%)	×	Individual Performance Factor (0%-150%)	=	Final Individual Performance Bonus Payout

In conjunction with setting 2019 compensation opportunities, the Compensation Committee reviewed the performance measures used in the annual incentive plan to assess the program’s alignment of the incentive payouts with key performance measures of the Company’s overall business and operating segments for 2019. The measures described below were selected because they were viewed as key indicators of the Company’s success in executing against its business plans.

The Compensation Committee established the team performance measures, targets and weights for the 2019 bonus program at the beginning of the year after receiving input and recommendations from management and the Compensation Committee’s compensation consultant.

The team performance objectives and targets in 2019 were developed through the Company’s annual financial planning process, which took into account growth strategies, historical performance, and the expected future operating environment of the Company, including the very strong performance of KFC in 2018 which reset the performance baseline to measure 2019 improvement, the continuous revitalization of the Pizza Hut where operating margins were expected to be under pressure, the commodity inflation and wage inflation. The performance targets were designed to be challenging but achievable with

42	YUM CHINA – 2020 Proxy Statement

EXECUTIVE COMPENSATION

strong management performance. A leverage formula for each team performance measure magnifies the potential impact that performance above or below the performance target will have on the calculation of the annual bonus. This leverage increases the payouts when targets are exceeded and reduces payouts when performance is below target. There is a threshold level of performance for all measures that must be met in order for any bonus to be paid. Additionally, all measures have a cap on the level of performance above which no additional bonus will be paid regardless of performance above the cap.

The team performance targets, actual results, weights and overall performance for each measure for the Company’s NEOs are outlined below. The Company’s performance metrics were established as growth rate goals, requiring performance better than in 2018 in order to receive a target payout. As such, while the growth rate goals are set below last year’s growth rate goals, they would require improvement over last year’s actual results.

COMPANY

Team Performance Measures	Target	Actual	Earned As a % of Target	Weighting	Final Team Performance
Adjusted Operating Profit Growth*	4.0%	10.4%	200	50%	100
Same Store Sales Growth**	2.7%	3.3%	160	25%	40
System Gross New Builds***	642	966	200	15%	30
System Customer Satisfaction****	—	—	184	10%	18

FINAL COMPANY TEAM FACTOR					188

KFC

Team Performance Measures	Target	Actual	Earned As a % of Target	Weighting	Final Team Performance
Adjusted Operating Profit Growth*	3.3%	9.7%	200	50%	100
Adjusted Same Store Sales Growth**	3.0%	4.1%	200	25%	50
System Gross New Builds	450	742	200	15%	30
System Customer Satisfaction****	82%	86%	200	10%	20

FINAL KFC TEAM FACTOR					200

*

Adjusted Operating Profit Growth as a team performance measure is the adjusted operating profit growth, excluding the impact from the adoption of Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASC 842”) and F/X. The impact from the adoption of ASC 842 was excluded to allow adjusted operating profit growth to be calculated on a comparable basis with 2018. We exclude the effects of RMB to USD translations (either positive or negative) because we believe that changes in the foreign exchange rate can cause Operating Profit Growth to appear more or less favorable than business results indicate.

**

Same Stores Sales Growth is disclosed in the Annual Report on Form 10-K. Adjusted Same Store Sales Growth as a team performance measure is adjusted for items to reflect how we evaluate same store sales growth for our brands internally. For KFC, this goal reflects same store sales growth from Company-owned restaurants and restaurants operated by the Company’s unconsolidated affiliates only (and not franchisee-owned restaurants).

***

The Compensation Committee excluded COFFii & JOY when determining the Company’s target and actual results for the System Gross New Builds performance measure because the COFFii & JOY business remains in an initial testing stage, with the Company’s annual plans for new builds subject to change due to the competitiveness of the coffee business and the Company’s ongoing review of COFFii & JOY’s business strategy.

****

System Customer Satisfaction is measured based on feedback obtained from customers through online customer surveys. For the Company, this goal is measured on an aggregate basis for all of the Company’s brands, while this goal for KFC is measured only with respect to KFC performance.

YUM CHINA – 2020 Proxy Statement	43

EXECUTIVE COMPENSATION

Based entirely on Company performance, each NEO other than Mr. Huang was assigned a Team Performance Factor of 188%. Mr. Huang was assigned a Final Team Performance Factor of 197%, reflecting the weighting of his Team Performance Factor of 25% Company performance and 75% KFC performance.

At the beginning of 2019, the Compensation Committee established the performance goals that would be used to determine the Individual Performance Factor for the CEO and provided input on the performance goals set by the CEO for the other NEOs, which would subsequently be used by the CEO to recommend the Individual Performance Factor for each NEO. As part of the Company’s annual performance evaluation process, the CEO, after having received input from the Compensation Committee and after consultation with each NEO, establishes that NEO’s performance objectives for the coming year, which are ultimately approved by the Compensation Committee. These performance objectives are not intended to be rigid or formulaic, but rather to serve as the framework upon which the CEO evaluates the NEO’s overall performance.

These annual performance goals generally fell within the performance categories of financial, brand development, execution of strategy, and organizational goals. Under each performance goal category, each NEO has a number of underlying pre-established goals against which the NEO’s performance is assessed to determine whether the NEO has achieved the overall performance goal. The evaluation of an executive’s performance relative to these goals is inherently subjective, involving a high degree of judgment based on the CEO’s observations of, and interactions with, the executive throughout the year. As an additional input to the evaluation of an executive’s performance, the CEO assesses the overall performance of the Company in light of the dynamics of the China market. As a result, no single performance goal or group of goals is determinative for the CEO’s evaluation of the executive’s performance.

The above evaluation provides the basis for the CEO’s recommendation to the Compensation Committee for the executive’s Individual Performance Factor. The Compensation Committee then meets with the CEO and dis-

cusses the CEO’s recommendations and meets separately in executive session to discuss the CEO’s recommendations and make a determination of the Individual Performance Factor for the NEOs, excluding the CEO.

The Compensation Committee applies similar factors in determining the Individual Performance Factor for the CEO. The Compensation Committee meets in executive session to discuss the CEO’s individual performance and then consults with the Chairman of the Board for their collective determination of the CEO’s Individual Performance Factor. The evaluation of the CEO’s overall performance relative to these factors is also inherently subjective, involving a high degree of judgment. The Compensation Committee and the other independent directors assess the overall performance of the Company in light of the dynamics of the China market in which the Company operates. As a result, no single performance goal or group of goals is determinative for the evaluation of the CEO’s performance.

The use of Individual Performance Factors provides the Company with a degree of flexibility (applied reasonably and in moderation by the Compensation Committee) to reward contributions to strategic business initiatives and the building of organizational capabilities supportive of the creation of long-term value.

Based on the foregoing, the Compensation Committee assigned 2019 Individual Performance Factors for the continuing NEOs ranging from 120% to 150%, as described below under “2019 NEO Compensation and Performance Summary.”

Long-Term Equity Incentives

The Company provides long-term equity compensation to its executives to encourage decision-making that creates long-term sustainable stockholder value. In determining the size of the annual equity awards, the Compensation Committee considers the following:

•	Prior year individual and team performance;

•	Expected contributions in future years;

44	YUM CHINA – 2020 Proxy Statement

EXECUTIVE COMPENSATION

•	The market value of the executive’s role compared with similar roles in the Company’s peer group, based on compensation survey data; and

•	Achievement of the Company’s stock ownership guidelines.

For 2019, the Compensation Committee granted annual equity awards in the form of 50% SARs and 50% PSUs for Ms. Wat and in the forms of 50% SARs and 50% RSUs for each of our other NEOs (excluding Mr. Yeung, as discussed further below). The SARs vest annually in equal installments of 25%, beginning on the first anniversary of the grant date and generally subject to continued employment through the applicable vesting date. The exercise price of each SAR grant is based on the closing market price of the underlying Company stock on the date of grant. The Compensation Committee considers SAR awards to be performance driven, as the SARs will have value only if the share price appreciates above the Com-

pany’s closing stock price on the date of grant. The RSUs vest 100% on the third anniversary of the grant date, based on the NEO’s continued employment with the Company through the vesting date. Ms. Wat’s PSU program is designed to incentivize Ms. Wat’s performance over a multi-year performance period and to further align her interests with the interests of our stockholders through the use of an r-TSR performance goal. Under this PSU program, Ms. Wat’s PSUs will be settled in shares of our common stock based on our r-TSR performance relative to 149 companies in the MSCI International China Index, measured over the 2019–2021 performance period, with payout capped at target if the Company’s TSR is negative over the three-year performance period. For the 2019-2021 performance period, Ms. Wat will earn a percentage of her target PSU award as set forth in the table below, generally subject to her continued employment through the vesting date, with payout between performance levels determined based on linear interpolation.

		Threshold	Target	Maximum
TSR Percentile Ranking	<30%	30%	55%	85%
Payout as % of Target	0%	35%	100%	200%

As noted above, beginning with the 2020 annual equity grants, the PSU program has been expanded to include each of the continuing NEOs, resulting in 2020 annual equity grants in the form of SARs and PSUs, equally weighted. As a result of this change, the entire portion of the annual equity grant is considered by the Compensation Committee to be performance-based as the PSUs will vest based only on the Company’s achievement of performance goals relating to Adjusted Total Revenue Growth and Adjusted Diluted Earnings Per Common Share Growth, with a relative total shareholder return payout modifier, and the SARs will realize value only to the extent the Company’s stock price increases from the date of grant.

Other Elements of Executive Compensation Program

As with all Company employees, Company executive officers receive certain employment benefits. We believe the benefits we offer are an important part of retention and capital preservation for all levels of employees. Our bene-

fits are designed to protect against unexpected catastrophic losses of health and earnings potential and provide a means to save and accumulate assets for retirement.

Post-Termination and Change in Control Compensation. As noted above, in September 2019 and based on the recommendations of the Compensation Committee, the Board adopted the Yum China Holdings, Inc. Change in Control Severance Plan (the “Change in Control Severance Plan”). The terms of the Change in Control Severance Plan were determined after a review of market data and consideration of input from the Compensation Consultant. The Board determined that adopting the Change in Control Severance Plan was in the best interests of the Company and its stockholders because it serves to retain and incentivize key talent during the period of uncertainty relating to a potential change in control.

The Change in Control Severance Plan provides severance benefits to certain key management employees of the Company and its affiliates who are selected by the Compensation Committee to participate in the Plan,

YUM CHINA – 2020 Proxy Statement	45

EXECUTIVE COMPENSATION

including each of the continuing NEOs. Benefits are payable upon a “Qualifying Termination,” which is defined as a termination by the Company without cause or by the participant due to good reason, in each case, within 24 months following the consummation of a change in control of the Company. Participation in the Change in Control Severance Plan is conditioned upon the participant’s execution of a participation and restrictive covenant agreement, which contains certain restrictive covenants relating to non-competition, non-solicitation, confidentiality and non-disparagement.

If a participant’s employment terminates in a Qualifying Termination, he or she will receive, in lieu of any severance benefits under any other arrangement with the participant, the following severance benefits:

•

An amount equal to the “Severance Multiple” multiplied by the sum of (x) such participant’s monthly base salary in effect immediately prior to a Qualifying Termination (or prior to any reduction for purposes of good reason) and (y) 1/12 of the greater of such participant’s annual target cash bonus for the calendar year in which the Qualifying Termination occurs and the most recent annual cash bonus paid to the participant, with such amounts payable over the 12-month period following the participant’s termination of employment. The Severance Multiple is 30 for the CEO and 24 for each of the other participating NEOs.

•

Any accrued, but unpaid as of the date of the Qualifying Termination, annual cash bonus for any completed fiscal year preceding a Qualifying Termination, to be paid within 60 days of the Qualifying Termination.

•	Accrued benefits under any retirement plan or health or welfare plan.

•

If permitted by the terms of the Company’s health plan and applicable law, continued health insurance coverage, subsidized by the Company at active employee rates, through the earlier of the one-year anniversary of the participant’s termination of employment and the participant becoming eligible for health insurance coverage under another employer’s plan.

•	Outplacement services, in an aggregate cost to the Company not to exceed $25,000, for a one-year period (or, if earlier, until the participant accepts an offer of employment).

Ms. Wat is party to a letter agreement with the Company that provides severance upon a termination of her employment without “cause.” Under Ms. Wat’s letter agreement, if Ms. Wat’s employment is terminated by the Company without cause prior to March 1, 2021, then she will be entitled to a severance payment, payable in monthly installments, equal to two times her annual base salary and annual bonus target, subject to her compliance with non-solicitation and non-competition restrictive covenants. These severance terms were determined during the negotiation of her CEO compensation after considering market data and the input of the Compensation Committee’s compensation consultant at the time.

Mr. Yeung is also party to a letter agreement with the Company that provides post-termination compensation upon a termination of his employment without “cause.” Under Mr. Yeung’s letter agreement, if Mr. Yeung’s employment is terminated by the Company without cause, then he will be entitled to a lump sum post-termination compensation payment equal to five times his average monthly base salary during the 12-month period prior to termination. In return for this payment, Mr. Yeung must comply with certain non-competition restrictive covenants for one year following his termination of employment.

As of December 31, 2019, Ms. Wat and Mr. Yeung were the only NEOs with agreements with the Company providing severance or post-termination compensation in the event of a termination of employment that is not in connection with a change in control.

On February 26, 2020, the Committee authorized the entry into Restrictive Covenant Letter Agreements with select employees of the Company, including the NEOs. The Restrictive Covenant Letter Agreements include restrictive covenants relating to non-disclosure, non-competition, non-solicitation and non-disparagement, as well as cooperation in investigations and litigation clauses. As consideration for the restrictive covenants, the Company is obligated to pay an

46	YUM CHINA – 2020 Proxy Statement

EXECUTIVE COMPENSATION

amount equivalent to five times the employee’s average monthly salary upon a termination of employment, other than in the case of a change-in-control-related termination or the employee’s death. Such amount is offset by amounts otherwise owed under any other termination-related agreement between the employee and the Company so that there is no duplication of payments.

The award agreements with respect to the Company’s outstanding equity awards also provide for accelerated vesting in the event of certain qualifying terminations of employment.

Please see the “Potential Payments upon a Termination or a Change in Control” section below for a quantification of the amounts payable under the Change in Control Severance Plan, Ms. Wat’s letter agreement, Mr. Yeung’s letter agreement and the Company’s equity awards in connection with a termination of employment or change in control.

Retirement Plans. The Company offers certain executives working in China retirement benefits under the Bai Sheng Restaurants China Holdings Limited Retirement Scheme (“BSRCHLRS”). Under the BSRCHLRS, executives may make personal contributions, and the Company provides a company-funded contribution ranging from 5% to 10% of a participating executive’s base salary. During 2019, all of our NEOs were participants in the BSRCHLRS, and each NEO received a company-funded contribution.

Medical, Dental, and Life Insurance and Disability Coverage. The Company provides benefits such as medical, dental, and life insurance and disability coverage to its executive officers through the same benefit plans that are provided to all eligible China-based employees.

Perquisites. Certain perquisites are provided to certain Company executive officers relating to overseas assignments. These perquisites are governed by the Company’s formal mobility policy, are offered on a case-by-case basis and reflect each executive’s particular circumstances while also generally reflecting market practices for similarly situated, globally mobile executives working in international companies based in mainland China. For example, the Company may offer perquisites such as housing cost subsidies, dependent education, mobility allowances (applicable only to the CEO and reduced by 50% as of October 2019), home leave payments, and tax preparation services to executives performing services in China. These perquisites are considered to be a necessary component of the Company’s executive compensation program in order to attract and retain high-performing executives from different countries who have the skill sets and experience to successfully manage and lead the Company in mainland China.

Prior to our spin-off from YUM, certain of our NEOs were offered tax equalization benefits as an element of their compensation. These tax equalization benefits represent legacy compensation arrangements entered into with our former parent. After the spin-off, the Compensation Committee began to phase out tax equalization benefits for the continuing NEOs (other than certain grandfathered benefits pursuant to the legacy arrangements).

See the 2019 All Other Compensation Table in this CD&A for details regarding the perquisites received by our NEOs during 2019.

YUM CHINA – 2020 Proxy Statement	47

EXECUTIVE COMPENSATION

2019 NEO Compensation and Performance Summary

Below is a summary of our NEOs’ 2019 compensation—which includes base salary, annual cash bonus, equity awards, and compensation arrangements entered into in connection with our CFO transition—and an overview of our NEOs’ 2019 performance relative to the annual performance goals.

Joey Wat Chief Executive Officer

2019 Performance Summary. Ms. Wat’s 2019 performance was rated as significantly above target with an Individual Performance Factor of 150%. The Compensation Committee recognized that under Ms. Wat’s leadership in 2019, the Company achieved 9% increase in total system sales, 12% increase in adjusted operating profit and 13% increase in adjusted diluted earnings per common share (all excluding F/X). Ms. Wat was instrumental in driving the Company’s strategy of accelerating new builds to expand footprints and extend the Company’s position as the market leader. Over 1,000 new restaurants were opened in 2019, a record high in the Company’s history. Ms. Wat also demonstrated her strategic leadership by guiding the respective brand leaders in successful implementation of KFC’s regional strategy and revitalization of Pizza Hut’s business fundamentals. The Compensation Committee believes that the Company made significant progress, under Ms. Wat’ leadership, towards achieving its multi-year strategic operating plan. Ms. Wat also undertook several organic and inorganic growth initiatives during 2019 and led digitalization initiatives across the Company’s brands including the creation of an end-to-end digital ecosystem.

2019 Compensation Decisions. Effective February 1, 2019, the Compensation Committee set Ms. Wat’s 2019 compensation levels after considering the advice of its compensation consultant.

•	Base Salary. Ms. Wat’s base salary was increased from $1,100,000 to $1,188,000, effective February 1, 2019.

•

Annual Incentive Plan Target and Payout Level. Ms. Wat’s annual cash bonus target remained at 130% of her base salary, resulting in a bonus target for the year of $1,544,400. Ms. Wat’s 2019 annual cash bonus award payout was $4,355,208, reflecting a total payout of 282% of target based on the Team Performance Factor of 188% and Individual Performance Factor of 150%.

•

Long-Term Incentive Award. Ms. Wat received an annual long-term incentive award with a grant date fair value of approximately $5,000,000 in 2019, unchanged from the prior year and delivered equally in SARs and PSUs. PSUs will be earned based on the Company’s r-TSR over a three-year performance period, as described further above.

Andy Yeung Chief Financial Officer (since October 16, 2019)

2019 Performance Summary. Mr. Yeung has served as the Company’s CFO since October 16, 2019, previously serving as the Company’s CFO-Designate beginning September 16, 2019. The Compensation Committee determined Mr. Yeung’s performance to be above target with an Individual Performance Factor of 120%. Mr. Yeung was recognized for his contribution in refining the multi-year strategic operating plan focusing on transforming the strong business models and expanding the

Company’s monetization capabilities. Mr. Yeung also led the development of the roadmap to lower effective tax rate and to automate finance support to the Company’s online initiatives.

2019 Compensation Decisions. In formulating Mr. Yeung’s compensation as CFO, the Compensation Committee worked closely with its compensation consultant to create an overall package that it considered to be

48	YUM CHINA – 2020 Proxy Statement

EXECUTIVE COMPENSATION

competitive and reasonable when compared against peer companies, and the compensation paid to Mr. Lo, our former CFO. After considering the advice of its compensation consultant, the Compensation Committee approved the following compensation for Mr. Yeung.

•	Base Salary. Mr. Yeung’s base salary was set at $650,000.

•	Annual Incentive Plan Target and Payout Level. Mr. Yeung’s annual cash bonus target was 75% of his base salary, resulting in a bonus target for the year of

$487,500, which was prorated to $142,911 for his period of service with the Company during 2019. Mr. Yeung’s prorated 2019 annual cash bonus award payout was $322,407, reflecting a total payout of 226% of target based on the Team Performance Factor of 188% and Individual Performance Factor of 120%.

•	Long-Term Incentive Award. Mr. Yeung did not receive an annual long-term incentive award for 2019 but received a one-time sign-on RSU award with a grant date fair value of $1,000,000.

Johnson Huang General Manager, KFC

2019 Performance Summary. During 2019, Mr. Huang served as General Manager, KFC. Mr. Huang’s performance was rated as significantly above target with an Individual Performance Factor of 145%. Under Mr. Huang’s leadership in 2019, KFC achieved same stores sales growth of 4% (excluding F/X), and opened 742 new restaurants, exceeding 2018 results by 176 restaurants while maintaining a restaurant profit margin of 17.8%. KFC also achieved total system sales growth of 11% and operating profit growth of 11% (both excluding F/X). Mr. Huang led the formulation and implementation of regional strategy in development, delivery and other growth initiatives. Mr. Huang also made significant contribution to KFC’s digital & delivery initiatives. As of December 31, 2019, KFC’s loyalty program reached a total of over 215 million membership with over 55 million new members added in 2019.

2019 Compensation Decisions. Effective February 1, 2019, the Compensation Committee set Mr. Huang’s

2019 compensation levels after considering the input of its compensation consultant.

•	Base Salary. Mr. Huang’s base salary was increased from $650,000 to $700,000.

•

Annual Incentive Plan Target and Payout Level. Mr. Huang’s annual cash bonus target was increased from 75% to 85% of his base salary, resulting in a blended bonus target for the year of $589,055. Mr. Huang’s 2019 annual cash bonus award payout was $1,682,635, reflecting a total payout of 286% of target based on the blended Team Performance Factor of 197% and Individual Performance Factor of 145%.

•

Long-Term Incentive Award. Mr. Huang received a long-term incentive award with a grant date fair value of approximately $880,000 in 2019, unchanged from the prior year, delivered equally in SARs and RSUs.

Danny Tan Chief Supply Chain Officer

2019 Performance Summary. The Compensation Committee determined Mr. Tan’s performance to be significantly above target with an Individual Performance Factor of 140%. Mr. Tan was recognized for his leadership in managing the significant raw material price inflation and tariff impact in 2019. Mr. Tan led the effort to introduce smart sourcing enabling cost effective product innovation across brands. Mr. Tan continued to implement a highly disciplined approach in maintaining food safety and quality assurance across the Company’s supply chain. Mr. Tan also played an instrumental role in refining the Company’s sustainability strategy and roadmap, which was outlined in the Company’s 2019 Corporate Social Responsibility and Sustainability Report.

YUM CHINA – 2020 Proxy Statement	49

EXECUTIVE COMPENSATION

2019 Compensation Decisions. Effective February 1, 2019, the Compensation Committee set Mr. Tan’s 2019 compensation levels after considering the market data provided by its compensation consultant.

•	Base Salary. Mr. Tan’s base salary was increased from $600,000 to $630,000.

•	Annual Incentive Plan Target and Payout Level. Mr. Tan’s annual cash bonus target was increased from 75% to 80% of his base salary, resulting in a blended bonus target for the year of $499,079. Mr. Tan’s 2019 annual cash bonus award payout was $1,313,575, reflecting a total payout of 263% of target based on the Team Performance Factor of 188% and Individual Performance Factor of 140%.

•

Long-Term Incentive Award. Mr. Tan received a long-term incentive award with a grant date fair value of approximately $760,000 in 2019, unchanged from the prior year, delivered equally in SARs and RSUs.

Aiken Yuen Chief People Officer

2019 Performance Summary. The Compensation Committee determined Mr. Yuen’s performance to be significantly above target with an Individual Performance Factor of 140%. Mr. Yuen managed the significant transition to the leadership team in 2019 smoothly. He also provided strategic leadership in enhancing the Company’s organization capability especially in digital through intensive talent acquisition and retention. Mr. Yuen played a pivotal role in cultivating an entrepreneurial culture through innovative communication programs and targeted incentive schemes. Mr. Yuen’s disciplined approach in manpower planning also contributed to effective general and administrative expense management.

2019 Compensation Decisions. Effective February 1, 2019, the Compensation Committee set Mr. Yuen’s 2019 compensation levels after considering the market data provided by its compensation consultant.

•	Base Salary. Mr. Yuen’s base salary was increased from $480,000 to $518,000.
•

Annual Incentive Plan Target and Payout Level. Mr. Yuen’s annual cash bonus target remained at 65% of his base salary, resulting in a bonus target for the year of $335,192. Mr. Yuen’s 2019 annual cash bonus award payout was $882,224, reflecting a total payout of 263% of target based on the Team Performance Factor of 188% and Individual Performance Factor of 140%.

•	Long-Term Incentive Award. Mr. Yuen received a long-term incentive award with a grant date fair value of approximately $456,000 in 2019, delivered equally in SARs and RSUs.

•

Retention Award. Mr. Yuen received the first of two installment payments of his 2018 cash retention award in the amount of $99,552 in February 2019 and the second installment in February 2020, based on his continued employment with the Company through the applicable payment date.

Jacky Lo Former Chief Financial Officer and Treasurer (through October 16, 2019)

2019 Compensation Decisions. Effective February 1, 2019, the Compensation Committee set Mr. Lo’s 2019 compensation levels after considering the input of its compensation consultant.

•	Base Salary. Mr. Lo’s base salary was increased from $650,000 to $670,000.

•	Annual Incentive Plan Target and Payout Level. Mr. Lo’s annual cash bonus target remained at 75% of

50	YUM CHINA – 2020 Proxy Statement

EXECUTIVE COMPENSATION

his base salary, resulting in a bonus target for the year of $500,249. Mr. Lo received a 2019 annual cash bonus, prorated for the period from January 1 to October 15, 2019, of $742,068, reflecting a total prorated payout of 188% of target based on the Team Performance Factor of 188% and Individual Performance Factor of 100%.

•

Long-Term Incentive Award. Mr. Lo received a long-term incentive award with a grant date fair value of approximately $880,000, delivered equally in SARs and RSUs. In connection with his departure, Mr. Lo forfeited all of his unvested long-term incentive awards.

The Company and Mr. Lo entered into a Post-Termination Agreement, dated September 6, 2019 (the “Lo Termination Agreement”), which governs the terms of Mr. Lo’s departure and his post-termination obligations to the Company. Under the Lo Termination Agreement, the Company agreed to pay Mr. Lo his prorated 2019 annual cash bonus and a one-time discretionary payment of $333,499. In addition, Mr. Lo became eligible for certain repatriation benefits in accordance with the Company’s policies. In consideration for these payments, Mr. Lo has agreed to be bound by covenants in favor of the Company relating to non-competition, non-solicitation, non-disparagement and non-disclosure pursuant to the terms set forth in the Lo Termination Agreement. Please see the “Potential Payments upon a Termination or a Change in Control” section below for a quantification of the amounts Mr. Lo received in connection with his separation.

Shella Ng Former Chief Legal Officer and Corporate Secretary (through April 30, 2019) and Senior Consultant (from May 1, 2019 through November 30, 2019)

2019 Compensation Decisions. Effective February 1, 2019, the Compensation Committee set Ms. Ng’s 2019 compensation levels after considering the input of its compensation consultant.

•	Base Salary. Ms. Ng’s base salary was increased from $420,000 to $432,000.

•

Annual Incentive Plan Target and Payout Level. Ms. Ng’s annual cash bonus target remained at 65% of her base salary, resulting in a bonus target for the year of $279,542. In connection with her departure, Ms. Ng received a 2019 annual cash bonus, prorated for the period from January 1 to April 30, 2019, of $172,780, reflecting a total prorated payout of 188% of target based on the Team Performance Factor of 188% and Individual Performance Factor of 100%.

•

Long-Term Incentive Award. Ms. Ng received a long-term incentive award with a grant date fair value of approximately $600,000, delivered equally in SARs and RSUs. In connection with her departure, Ms. Ng forfeited all of her unvested long-term incentive awards.

•

Retention Award. During 2019, Ms. Ng received payment of a cash retention award in the amount of $255,262, which payment was subject to her continued employment with the Company through March 31, 2019.

The Company and Ms. Ng entered into a term employment agreement (the “Ng Term Agreement”) pursuant to which Ms. Ng agreed to serve as Senior Consultant to the Company from May 1, 2019 to November 30, 2019. In such capacity, Ms. Ng advised the Company’s management and the Board on matters pertaining to corporate governance and compliance and provided counsel and guidance with regard to the legal and corporate secretary function and other special projects. In consideration for her services, Ms. Ng was paid monthly compensation of HK$100,000 (US$12,763, based on the exchange rate of 7.8351 HK$ to US$), continued to participate in certain Company employee benefit plans, and received continued vesting of her outstanding equity awards through November 30, 2019. The Ng Term Agreement provided that Ms. Ng would receive a 2019 annual bonus, prorated based on her duration of service as the Company’s Chief Legal Officer and Corporate Secretary during 2019, in an amount determined based on actual performance but

YUM CHINA – 2020 Proxy Statement	51

EXECUTIVE COMPENSATION

guaranteed to be no less than HK$700,000 (US$89,342, based on the exchange rate of 7.8351 HK$ to US$). Under the terms of the Ng Term Agreement, Ms. Ng agreed to be bound by covenants relating to non-competition, non-solicitation, non-disparagement and non-disclosure. Please see the “Potential Payments upon a Termination or a Change in Control” section below for a quantification of the amounts Ms. Ng received in connection with her separation.

2020 Special Long-Term Performance-Based Grants

As part of its ongoing review of the executive compensation program during 2018 and 2019 and with advice from the Compensation Committee’s independent consultant, the Compensation Committee modified the executive compensation program in 2020 to include a special award of PSUs in the form of the Partner PSU Awards to select employees of the Company and its subsidiaries, including the continuing NEOs, who were deemed critical to the Company’s execution of its strategic operating plan. The Compensation Committee determined that these Partner PSU Awards were necessary to:

•

Address Increased Competition and the Existing Pay Gap—The Company is increasingly competing for executive talent with new food retail platform companies in China as well as other startup companies. The Company, with a proven and successful track record, is prominent in the restaurant and retail industry in China. Competitors in the new retail space, including startups considering United States or overseas listing, are increasingly competing for executive talent with deep knowledge of both the United States and China market practices and regulatory environments. These competitors often offer compensation programs with significant one-time equity grants, which is a common practice in the Chinese executive compensation market. This increased competition and the related new-hire offers of significant one-time equity grants, coupled with an already challenging market for executive talent, has created a pay gap for the Company’s leadership team as compared to the competitive market and has posed significant challenges to the Company’s ability to retain and motivate the Company’s visionary and entrepreneurial leadership team. In 2019, four executive team members left the Company and joined startups or companies with new retail platforms preparing for overseas listing. The Compensation Committee believes that the Partner PSU Awards will help address the existing pay gap, are responsive to the compensation packages offered by this increased competition, including the practice of granting significant one-time equity grants, and are designed to create an entrepreneurial mindset.

•

Motivate Transformational Performance—The Compensation Committee determined that the special Partner PSU Awards were particularly important as the Company is at a strategic inflection point as it executes on its vision to become the world’s most innovative pioneer in the restaurant industry. Specifically, the Partner PSU Awards are designed to support the execution of the Company’s multi-year strategic operating plan, focusing on the transformation and reengineering of the Company’s strong casual dining businesses and expanding their monetization capabilities by deepening the connections with customers, suppliers, distributors and business partners via the Company’s end-to-end digital ecosystem. The Company believes that integrating offline restaurants with online presence and its leadership in digital, data and delivery are crucial to building a transformational business model aimed at meeting the evolving needs of its customers. The Partner PSU Awards have been designed to incentivize an entrepreneurial mindset and transformational performance that the Compensation Committee believes will contribute to business growth and exceptional shareholder value creation.

•

Encourage Long-Term Retention—Over the past several years, the Company has experienced a number of senior leadership changes. The Board is committed to building an organization with continuity in its leadership. In designing the award, the Compensation Committee considered, in particular, the challenges associated with attracting and retaining high-quality leadership over the long-term to manage the complexities of the Company’s business. The Committee sought to structure an award that would incentivize longer-term retention.

52	YUM CHINA – 2020 Proxy Statement

EXECUTIVE COMPENSATION

The Compensation Committee evaluated a number of alternatives to structure this special incentive in a way to address the pay gap as compared to the competitive market and to serve as a meaningful incentive for retention and the execution of the Company’s strategic operating plan. With advice from the Compensation Committee’s independent consultant, the Compensation Committee determined that the best way to retain key leaders for at least the next four years was to provide them with a compelling upside compensation opportunity, beyond the Company’s regular long-term incentive programs, that would motivate them to achieve the Company’s strategic priorities, including growth of the business and continued execution of innovation and strategy. These special grants are intended to provide value to the executive officers only if the Company successfully executes on its strategic operating plan, which the Compensation Committee believes will contribute to a significant increase in stockholder value. Given the unique nature of these grants, the Compensation Committee has committed not to grant similar, special grants of performance units during the performance period, although award recipients will continue to receive equity awards as part of the Company’s regular annual program.

Accordingly, in February 2020, the Compensation Committee approved the special long-term Partner PSU Awards to the continuing NEOs. On the grant date, Partner PSU Awards with an aggregate grant date fair value, assuming target performance, were granted to the continuing NEOs as follows: Ms. Wat, $12,000,000; Mr. Yeung, $2,000,000; Mr. Huang, $2,000,000; Mr. Tan, $1,500,000; and Mr. Yuen, $1,500,000. Because these grants occurred in 2020, they represent 2020 compensation for SEC disclosure purposes and are not reflected in the 2019 Summary Compensation Table below.

These long-term Partner PSU Awards will vest only if threshold performance goals relating to stock price (weighted 55%), Adjusted Total Revenue Growth (weighted 20%), Adjusted EBITDA Growth (weighted 15%) and transformational objectives (weighted 10%) are achieved over a four-year performance period, com-

mencing on January 1, 2020 and ending on December 31, 2023. Target vesting with respect to the stock price trigger will not occur unless the Company’s stock price is at least $80.00 measured as the trailing 60-day average closing price, with threshold vesting and maximum vesting occurring based on average stock prices equal to $60.00 and $100.00, respectively. The closing stock price on the date of grant was $42.71. The other performance goals were designed to be challenging but achievable with strong execution of the Company’s strategic operating plan. For context, Adjusted Total Revenue Growth and Adjusted EBITDA Growth are set at a compound annual growth rate (CAGR) over and above the strong performance accomplished in 2019, and are aligned with the Company’s long-term growth plan to drive value creation for stockholders. Based on performance, vesting may range from 0% to 200% of the target number of shares subject to the Partner PSU Awards.

In designing the Partner PSU Awards, the Compensation Committee sought to align the interests of the recipients with the Company’s stockholders and to incentivize long-term stockholder value creation, resulting in the following features in the Partner PSU Award design:

•

4-Year Performance and Vesting Period—Even if the performance goals are achieved prior to the expiration of the performance period, the Partner PSU Awards remain subject to service-based vesting through the expiration of the performance period.

•

Challenging Stock Price Targets—In order to receive target payout for the award, the stock price must almost double from the closing stock price on the date of grant and threshold payout requires a 40% increase in the stock price.

•

Payout Cap to Incentivize Stock Price Performance for Duration of Performance Period—In order to incentivize stock price performance throughout the entire performance period, payout will be capped at target if the average stock price for the last 60 days of the performance period is below threshold, even if a higher stock price average was attained earlier in the performance period.

YUM CHINA – 2020 Proxy Statement	53

EXECUTIVE COMPENSATION

•

Termination Provisions—The awards will generally vest pro rata based on actual performance through the end of the performance period in the event of termination due to death, retirement, or termination without cause. In the event of a termination of employment by the Company without cause or by the award recipient due to good reason within two years following a change in control of the Company, the award will vest based on the greater of actual performance and target.

•

Compensation Recovery Policy—The Partner PSU Awards are subject to the Company’s Compensation Recovery Policy, which allows the Company to recover or cancel performance awards, such as the Partner PSU Awards.

•	Restrictive Covenants—The Partner PSU Awards also include non-competition and non-solicitation restrictive covenants.

How Compensation Decisions Are Made

Executive Compensation Philosophy

A unique feature of the Company is that while it is registered in the U.S. and listed on the NYSE, it operates largely in China. As a result, knowledge and expertise of both U.S. and China regulatory regimes and business practices are required for many of the Company’s executive officers.

The Company’s executive compensation program has been designed to attract and retain the talent necessary to achieve superior stockholder results and support the long-term sustainable growth of the Company while simultaneously holding our executives accountable to continuously achieve results year after year. In addition, the program has been designed to reward performance, emphasize long-term value creation and drive an ownership mentality.

Role of the Compensation Committee

The Compensation Committee reviews and approves goals and objectives relevant to the compensation of the CEO and other executive officers, sets the compensation levels of each of the executive officers, and together with the other independent directors of the Board, approves the compensation of the CEO. The Compensation Committee’s responsibilities under its charter are further described in the “Governance of the Company” section of this Proxy Statement. While not members of the Compensation Committee, the CEO, the CFO, the Chief People Officer, and the Chief Legal Officer, when necessary, also attended meetings of the Compensation Committee in 2019 to contribute to and understand the Compensation Committee’s oversight of, and decisions relating to, executive compensation. The CEO, the CFO, the Chief People

Officer, and the Chief Legal Officer did not attend portions of the meetings relating to their own compensation. The Compensation Committee regularly conducts executive sessions without management present. The Compensation Committee also engages in an ongoing dialog with its compensation consultant, the CEO, and the Chief People Officer for the evaluation and establishment of the elements of our executive compensation program.

Role of the Independent Consultant

During 2019, the Compensation Committee retained Mercer (Hong Kong) Limited (“Mercer”) as its independent consultant to advise it on executive compensation matters. Mercer attended Compensation Committee meetings in 2019 and provided advice and guidance to the Compensation Committee on (i) the market competitiveness of executive pay policies, practices and levels; (ii) the review of the long-term incentive plan; (iii) trends affecting executive compensation, including regulatory changes, institutional shareholder views, and developments in the restaurant and food retail sector; (iv) peer group review; (v) equity compensation analytics and award valuation services; (vi) pay disclosures, including the CD&A; (vii) the Change in Control Severance Plan; and (viii) the Partner PSU Awards. The Compensation Committee has assessed the independence of Mercer pursuant to NYSE rules and conflicts of interest specifically enumerated by the SEC’s six factors, and the Company has concluded that Mercer’s work for the Compensation Committee does not raise any conflicts of interest. The Compensation Committee annually reviews its relationship with Mercer and determines whether to renew the engagement. Only the Compensation Committee has the right to approve the services to be provided by, or to terminate the services of, its compensation consultant.

54	YUM CHINA – 2020 Proxy Statement

EXECUTIVE COMPENSATION

Competitive Market Review

One of the key objectives of our executive compensation program is to retain and reward the right talent by providing reasonable and competitive compensation. One method that the Compensation Committee utilizes to attain this objective is by establishing a group of peer companies for comparison of executive compensation practices.

The peer group approved by the Compensation Committee based on the recommendations of Mercer consisted of companies in the restaurant, food and consumer services industries in the United States, Greater China and Europe. In addition, Mercer suggested that, for purposes of bench-

marking compensation levels for NEOs other than the CEO, the peer group data be supplemented with compensation survey data to provide a broader perspective on market practices. References in this CD&A to market data refer to the peer group or survey data, as appropriate.

The executive compensation peer group used for evaluating 2019 compensation decisions for the NEOs consisted of the companies below, which was the same peer group used to evaluate 2018 compensation decisions beginning September 27, 2018. Our peer group reflects a median market capitalization of $12.3 billion and median annual revenues of $8.2 billion, both as of June 30, 2019, and consists of 13 U.S. and 13 non-U.S. companies.

Peer Group

Aramark Corporation

Chipotle Mexican Grill, Inc.

Compass Group PLC

Conagra Brands, Inc.

Darden Restaurants, Inc.

Domino’s Pizza, Inc.

Hilton Worldwide Holdings Inc.

Hyatt Hotels Corporation

Lenovo Group Limited

Link Real Estate Investment Trust

Melco Resorts & Entertainment Limited

Restaurant Brands International Inc.

Sodexo S.A.

Starbucks Corporation

Techtronic Industries Company Limited

The Gap, Inc.

The Hershey Company

Tingyi (Cayman Islands) Holding Corp.

US Foods Holding Corp.

Want Want China Holdings Limited

WH Group Limited

Whitbread PLC

Wm Morrison Supermarkets PLC

Wynn Macau, Limited

X5 Retail Group N.V.

YUM! Brands, Inc.

Data from our 2019 peer group was supplemented by data from companies included in three executive compensation surveys conducted by Mercer in China, Hong Kong, and the U.S., size adjusted to reflect the Company’s revenue. During 2019, the Compensation Committee reviewed a report summarizing compensation levels at the 25th, 50th and 75th percentiles of the peer group and, as applicable, of the survey data for positions comparable to our NEOs. The report compared target and actual total cash compensation (base salary and annual incentives) and total direct compensation (base salary plus annual incentives plus long-term incentives) for each of the NEOs against these benchmarks. The Compensation

Committee also reviewed detailed tally sheets that captured comprehensive compensation, benefits and stock ownership details.

After considering the advice of Mercer, the Compensation Committee approved a revised peer group for 2020 compensation decisions. The Compensation Committee added Haidilao International Holding Ltd. and McDonald’s Corporation to the revised peer group because these companies operate in the same industry and removed The Gap, Inc. because of its less relevant industry classification.

YUM CHINA – 2020 Proxy Statement	55

EXECUTIVE COMPENSATION

Compensation Policies and Practices

Compensation Recovery Policy

Pursuant to the Company’s Compensation Recovery Policy, in the event of any restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee will recover or cancel any performance awards that were awarded to a current or former executive officer as a result of achieving performance targets that would not have been met under the restated results. The Company’s recovery authority applies to any performance award received by a current or former executive officer during the three most-recently completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement. Under the terms of the policy, a performance award means any cash or equity-based award that is made, vests or is payable based wholly or in part on the results of a financial reporting measure.

Equity-Based Awards Grant Policy

The Company’s Equity-Based Awards Grant Policy provides for certain procedures with respect to the granting of equity awards, including specifying pre-determined dates for annual and off-cycle grants and specifying that the Company will not purposely accelerate or delay the public release of material information in consideration of pending equity grants. Generally, annual equity grants are effective as of the date that is two business days after the Company publicly discloses its results for the previous fiscal year.

Stock Ownership Guidelines

Under the Stock Ownership Guidelines, an executive is required to own a minimum value of shares (which may be met in actual shares and/or immediate rights to shares) in a guideline amount set under the Stock Ownership Guidelines for the executive’s position. An executive must meet 100% of the applicable guideline within five years of becoming subject to the Stock Ownership Guidelines. The table below shows the value of shares (as a multiple of annual base salary) that must be owned by each continuing NEO. Each continuing NEO has satisfied as of the record date, or is expected to satisfy within the timeframe set forth in the Stock Ownership Guidelines, the applicable ownership multiple.

NEO	Multiple of Annual Base Salary
CEO	6X
CFO	3X
General Manager, KFC	2X
Chief Supply Chain Officer	2X
Chief People Officer	2X

Hedging and Pledging of Company Stock

Under the Company’s Code of Conduct, no employee or director is permitted to engage in securities transactions that would allow such employee or director either to insulate himself or herself from, or profit from, a decline in the Company’s stock price. Similarly, no employee or director may enter into hedging transactions in Company stock. Such transactions include, without limitation, short sales as well as any hedging transactions in derivative securities (e.g., puts, calls, swaps or collars) or other speculative transactions related to the Company’s stock. Pledging of Company stock by executive officers and directors is also prohibited.

56	YUM CHINA – 2020 Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Based on such review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Compensation Committee:

Ruby Lu (Chair)

Christian L. Campbell

Edouard Ettedgui

William Wang

2019 SUMMARY COMPENSATION TABLE

The following table and footnotes summarize the total compensation awarded to, earned by or paid to the NEOs for fiscal year 2019 and, to the extent required by SEC executive compensation disclosure rules, fiscal years 2018 and 2017. The Company’s NEOs for the 2019 fiscal year are its Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers, its former Chief Financial Officer and Treasurer, and its former Chief Legal Officer and Corporate Secretary.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option/ SAR Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)(6)	Adjusted Total Compensation Without Legacy Tax Reimbursements ($)(7)

Joey Wat	2019	1,180,667	—	2,500,031	2,500,012	4,355,208	1,634,083	12,170,001	10,900,805

Chief Executive Officer	2018	1,041,667	—	2,500,032	2,516,929	1,635,469	2,792,279	10,486,376	8,035,756

	2017	739,858	200,000	2,000,021	1,139,167	1,904,782	1,583,655	7,567,483	6,288,915

Andy Yeung	2019	189,895	—	1,000,030	—	322,407	29,638	1,541,970	1,541,970

Chief Financial Officer

Johnson Huang	2019	695,833	—	440,013	440,007	1,682,635	386,480	3,644,968	3,466,790

General Manager, KFC	2018	644,583	—	440,007	440,011	866,775	453,540	2,844,916	2,602,846

	2017	443,158	165,000	805,898	379,722	975,762	280,672	3,050,212	2,958,208

Danny Tan	2019	624,689	—	380,023	380,013	1,313,575	666,369	3,364,669	2,956,605

Chief Supply Chain Officer	2018	592,990	—	380,015	380,005	554,218	1,338,085	3,245,313	2,163,936

Aiken Yuen	2019	512,527	99,552	228,005	228,010	882,224	193,251	2,143,569	2,107,840

Chief People Officer

Jacky Lo	2019	526,701	333,499	440,013	440,007	742,068	261,216	2,743,504	2,648,582

Former Chief Financial Officer and Treasurer	2018	641,093	—	440,007	440,011	501,482	352,315	2,374,908	2,173,418
	2017	407,917	—	—	208,848	657,261	291,305	1,565,331	1,422,027

Shella Ng	2019	231,701	344,604	300,035	300,001	83,438	2,393,064	3,652,843	1,388,474

Former Chief Legal Officer and Corporate Secretary	2018	416,184	—	300,040	300,002	336,226	1,108,542	2,460,994	1,524,780
	2017	396,058	179,663	1,007,342	379,722	533,331	1,240,914	3,757,030	2,686,348

YUM CHINA – 2020 Proxy Statement	57

EXECUTIVE COMPENSATION

(1)

The amounts reported in this column for 2019 represent a one-time discretionary payment to Mr. Lo, cash retention awards paid to Mr. Yuen and Ms. Ng, and the guaranteed portion of Ms. Ng’s annual incentive award.

(2)

The amounts reported in this column for 2019 represent the grant date fair value of the February RSU awards granted to Messrs. Huang, Tan, Yuen and Lo and Ms. Ng, the February PSU award granted to Ms. Wat, and the November RSU award granted to Mr. Yeung, calculated in accordance with Accounting Standards Codification Topic 718 (“ASC 718”), Compensation—Stock Compensation. The grant date fair value for the RSUs was calculated by multiplying the number of RSUs granted by the closing stock price of a share of Company common stock on the date of grant. The per share fair value of the PSU award granted to Ms. Wat was calculated using a Monte-Carlo simulation model. Under ASC 718, the vesting condition related to Ms. Wat’s PSUs is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for Ms. Wat’s PSUs that could be calculated and disclosed based on achievement of the underlying market condition.

(3)

The amounts reported in this column for 2019 represent the grant date fair value of the annual SAR awards granted to each of the NEOs except for Mr. Yeung, calculated in accordance with ASC 718. To compute the grant date fair value of SAR awards, the Company uses the Black-Scholes model with the following assumptions: risk-free interest rate of 2.5%, expected term based on historical experience of 6.5 years, expected volatility of 32.0%, and expected dividend yield of 1.2%. See Note 14 to the Company’s Consolidated Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2019 (the “Audited Financial Statements”) for further discussion of the relevant assumptions used in calculating these amounts.

(4)

Amounts in this column reflect the annual incentive awards earned for the applicable fiscal year performance periods under the annual bonus program, which is described further in our CD&A under the heading “Annual Performance-Based Cash Bonuses.” For Ms. Ng, the amount reported represents the portion of her annual incentive award in excess of the guaranteed annual bonus of $89,342, which is reflected in the “Bonus” column of this table.

(5)	The amounts in this column for 2019 are detailed in the 2019 All Other Compensation Table and footnotes to that table, which follow.

(6)

Certain compensation included in the All Other Compensation column was denominated in Chinese Renminbi. Mr. Lo and Ms. Ng’s salaries and Messrs. Tan and Yuen’s salaries and 2019 annual incentive and bonus awards were denominated in Hong Kong dollars. Compensation paid in Chinese Renminbi or Hong Kong dollars was converted to U.S. dollars using an exchange rate of 6.9211 and 7.8351, respectively, for disclosure purposes.

(7)

The amounts in this column are calculated by subtracting the legacy tax reimbursements reflected in the 2019 All Other Compensation Table below from the “Total” column. As noted in the CD&A, prior to our spin-off from YUM, certain of our NEOs were offered tax equalization benefits as an element of their compensation. These tax equalization benefits represent a legacy compensation arrangement entered into while we were a subsidiary of our former parent. After the spin-off, the Compensation Committee began to phase out tax equalization benefits with respect to the continuing NEOs (other than certain grandfathered benefits pursuant to the legacy arrangements from YUM). We are providing this supplemental Total as we believe it better reflects the compensation decisions made by the Compensation Committee because the compensation received pursuant to the grandfathered tax reimbursements represent legacy contractual agreements entered into prior to the spin-off. The amounts reported in this column differ from, and are not a substitute for, the amounts reported in the “Total” column, as calculated pursuant to the Summary Compensation Table rules.

58	YUM CHINA – 2020 Proxy Statement

EXECUTIVE COMPENSATION

2019 ALL OTHER COMPENSATION TABLE

The following table and footnotes summarize the compensation and benefits included under the “All Other Compensation” column in the 2019 Summary Compensation Table that were awarded to, earned by or paid to the Company’s NEOs for the fiscal year ended December 31, 2019.

Name	Perquisites and Other Personal Benefits ($)(1)	Tax Reimbursements ($)(2)	Retirement Scheme Contributions ($)(3)	Other ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)

Ms. Wat	139,324	1,269,196	118,086	107,477	1,634,083

Mr. Yeung	15,141	—	9,497	5,000	29,638

Mr. Huang	112,879	178,178	69,605	25,818	386,480

Mr. Tan	164,280	408,064	62,469	31,556	666,369

Mr. Yuen	88,332	35,729	51,253	17,937	193,251

Mr. Lo	75,855	94,922	26,335	64,104	261,216

Ms. Ng	81,851	2,264,369	23,170	23,674	2,393,064

(1)

Amounts in this column represent: for Ms. Wat, an education reimbursement ($43,008) and housing cost subsidy ($96,316); for Messrs. Yeung, Huang, Yuen and Lo and Ms. Ng, a housing cost subsidy; and for Mr. Tan, an education reimbursement ($41,178) and housing cost subsidy ($123,102). Such amounts are valued based on the amounts paid directly to the NEOs or the service providers, as applicable.

(2)

Amounts in this column for Messrs. Huang, Tan, Yuen and Lo represent legacy tax reimbursements for gains realized in 2019 on equity awards granted before 2018. For Ms. Wat, the amount consists of legacy tax reimbursements for the following: (i) exercise of Yum! Brands, Inc. SARs ($763,780); (ii) vesting of Company RSUs granted prior to 2018 ($358,642); (iii) a portion of Ms. Wat’s 2018 annual cash bonus for the period prior to the elimination of the associated tax reimbursement ($112,732); and (iv) a portion of Ms. Wat’s mobility premium for the period prior to the elimination of the associated tax reimbursement ($34,042). The amount in this column for Ms. Ng represents legacy tax reimbursements for salary, cash bonus and gains realized in 2019 on equity awards granted before 2018.

(3)	This column represents contributions to the BSRCHLRS for all of our NEOs.

(4)

This column reports the total amount of other benefits provided. Such amounts, which are reflective of market practice for similarly situated global executives working in international companies based in mainland China, are paid directly to the NEOs or service providers, as applicable. Other than for certain benefits described below, none of the other benefits individually exceeded the greater of $25,000 or 10% of the total amount of these other benefits and the perquisites and other personal benefits shown in column (b) for the NEO. These other benefits consist of amounts paid for utilities, home leave expenses, transportation allowances, club memberships, repatriation expense reimbursement, executive physicals and mobility premiums. In 2019, Ms. Wat received home leave reimbursement of $30,994 and a mobility premium of $42,333, and Mr. Lo received payment of $35,778 for accrued but unused annual leave upon his departure.

YUM CHINA – 2020 Proxy Statement	59

EXECUTIVE COMPENSATION

2019 GRANTS OF PLAN-BASED AWARDS

The following table provides information on the annual incentive program that the Company’s NEOs participated in during 2019 and the SARs, RSUs and PSUs granted in 2019 to the Company’s NEOs.

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option/ SAR Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option/ SAR Awards ($/Sh)(5)	Grant Date Fair Value of Stock, Option and SAR Awards ($)(6)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Ms. Wat	—	—	1,544,400	4,633,200	—	—	—	—	—	—	—

	2/7/2019	—	—	—	—	—	—	—	186,100	41.66	2,500,012

	2/7/2019	—	—	—	14,691	41,975	83,950	—	—	—	2,500,031

Mr. Yeung	—	—	142,911	428,733	—	—	—	—	—	—	—

	11/1/2019	—	—	—	—	—	—	24,132	—	—	1,000,030

Mr. Huang	—	—	589,055	1,767,164	—	—	—	—	—	—	—

	2/7/2019	—	—	—	—	—	—	—	32,754	41.66	440,007

	2/7/2019	—	—	—	—	—	—	10,562	—	—	440,013

Mr. Tan	—	—	499,079	1,497,236	—	—	—	—	—	—	—

	2/7/2019	—	—	—	—	—	—	—	28,288	41.66	380,013

	2/7/2019	—	—	—	—	—	—	9,122	—	—	380,023

Mr. Yuen	—	—	335,192	1,005,575	—	—	—	—	—	—	—

	2/7/2019	—	—	—	—	—	—	—	16,973	41.66	228,010

	2/7/2019	—	—	—	—	—	—	5,473	—	—	228,005

Mr. Lo	—	—	500,249	1,500,747	—	—	—	—	—	—	—

	2/7/2019	—	—	—	—	—	—	—	32,754	41.66	440,007

	2/7/2019	—	—	—	—	—	—	10,562	—	—	440,013

Ms. Ng	—	—	279,542	838,626	—	—	—	—	—	—	—

	2/7/2019	—	—	—	—	—	—	—	22,332	41.66	300,001

	2/7/2019	—	—	—	—	—	—	7,202	—	—	300,035

(1)

Amounts in columns (c), (d) and (e) provide the minimum, target and maximum amounts payable as annual incentive compensation to each NEO based on team and individual performance during 2019. Mr. Yeung’s minimum, target and maximum amounts are prorated for his period of service to the Company in 2019. The actual amounts of annual incentive compensation awards paid for 2019 performance are shown in the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table. The performance measurements, performance targets and target bonus percentages are described in the CD&A, beginning under the heading “Annual Performance-Based Cash Bonuses.”

(2)

Amounts in columns (f), (g) and (h) provide the threshold, target and maximum numbers of shares of common stock that may be received by the grantee upon vesting of PSUs. The PSUs granted to Ms. Wat on February 7, 2019 will be settled in shares of common stock, subject to (i) the attainment of an r-TSR performance goal based on the Company’s r-TSR performance relative to a peer group and measured over the 2019–2021 performance period and (ii) Ms. Wat’s continued employment through the end of the performance period. Amounts reported in the “Threshold” column represent payout of 35% of the target PSUs awarded and require a 30% r-TSR percentile ranking to be achieved, and amounts reported in the “Maximum” column represent payout of 200% of the target PSUs awarded and require the Company’s r-TSR percentile ranking to be 85% or higher.

60	YUM CHINA – 2020 Proxy Statement

EXECUTIVE COMPENSATION

(3)

RSUs allow the grantee to receive the number of shares of the underlying common stock subject to the award upon vesting. The RSUs granted on February 7, 2019 vest 100% on the third anniversary of the grant date, subject to the recipient’s continued employment through the vesting date. The RSUs granted to Mr. Yeung on November 1, 2019 vest in equal installments on the first, second and third anniversaries of the grant date, subject to Mr. Yeung’s continued employment through the applicable vesting date. During the vesting period, the RSUs will be adjusted to reflect the accrual of dividend equivalents, which will be distributed as additional Company shares at the same time and to the extent the underlying shares vest.

(4)

SARs allow the grantee to receive the number of shares of the underlying common stock that is equal in value to the appreciation in the underlying common stock with respect to the number of SARs granted from the date of grant to the date of exercise. SARs become exercisable in equal installments on the first, second, third and fourth anniversaries of the grant date, subject to the recipient’s continued employment through the applicable vesting date.

(5)	The exercise price of the SARs equals the closing price of the underlying common stock on the grant date.

(6)

The amounts reported in this column for 2019 represent the grant date fair value of the annual SAR awards granted to each of the NEOs other than Mr. Yeung, the RSU awards granted to each of the NEOs other than Ms. Wat, and the PSU award granted to Ms. Wat, calculated in accordance with ASC 718. To compute the grant date fair value of SAR awards, the Company uses the Black-Scholes model with the following assumptions: risk-free interest rate of 2.5%, expected term based on historical experience of 6.5 years, expected volatility of 32.0%, and expected dividend yield of 1.2%. See Note 14 to the Company’s Audited Financial Statements for further discussion of the relevant assumptions used in calculating the grant date fair value for the SARs. The grant date fair value of the RSUs was determined based on the closing stock price of a share of Company common stock on the date of grant. The per share fair value of the PSUs granted to Ms. Wat was determined based upon a Monte Carlo simulation model.

YUM CHINA – 2020 Proxy Statement	61

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT 2019 YEAR-END

The following table shows the number of Company shares covered by exercisable and unexercisable SARs, RSUs and PSUs held by the Company’s NEOs on December 31, 2019. This table excludes any YUM shares received by the NEOs upon conversion of their outstanding YUM equity awards in connection with the spin-off.

		Option/SAR Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable(1)		Option/ SAR Exercise Price ($)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)	(b)	(c)	(d)		(e)	(f)	(g)		(h)	(i)		(j)
Ms. Wat	2/6/2015	27,063	—		22.32	2/6/2025	—		—	—		—

	3/25/2015	32,309	—		23.90	3/25/2025	—		—	—		—

	2/5/2016	30,987	10,329	(i)	21.06	2/5/2026	—		—	—		—

	11/11/2016	36,634	12,212	(ii)	26.98	11/11/2026	—		—	—		—

	2/10/2017	55,887	55,887	(iii)	26.56	2/10/2027	77,163	(i)	3,704,613	—		—

	2/9/2018	46,537	139,614	(iv)	40.29	2/9/2028	—		—	59,881	(i)	2,874,887

	2/7/2019	—	186,100	(v)	41.66	2/7/2029	—		—	41,975	(ii)	2,015,220
Mr. Yeung	11/1/2019	—	—		—	—	24,193	(ii)	1,161,489	—		—
Mr. Huang	2/8/2012	8,994	—		19.46	2/8/2022	—		—	—		—

	2/6/2013	9,652	—		19.00	2/6/2023	—		—	—		—

	2/5/2014	6,797	—		21.30	2/5/2024	—		—	—		—

	2/5/2014	9,516	—		21.30	2/5/2024	—		—	—		—

	2/6/2015	10,149	—		22.32	2/6/2025	—		—	—		—

	2/5/2016	10,329	3,443	(i)	21.06	2/5/2026	—		—	—		—

	11/11/2016	18,317	6,106	(ii)	26.98	11/11/2026	—		—	—		—

	2/10/2017	18,629	18,629	(iii)	26.56	2/10/2027	—		—	—		—

	11/1/2017	—	—		—	—	20,702	(iii)	993,921	—		—

	2/9/2018	8,135	24,408	(iv)	40.29	2/9/2028	11,164	(iv)	535,974	—		—

	2/7/2019	—	32,754	(v)	41.66	2/7/2029	10,677	(v)	512,579	—		—
Mr. Tan	2/4/2011	7,033	—		14,88	2/4/2021	—		—	—		—

	2/8/2012	3,679	—		19.46	2/8/2022	—		—	—		—

	2/6/2013	7,556	—		19.00	2/6/2023	—		—	—		—

	2/5/2014	6,797	—		21.30	2/5/2024	—		—	—		—

	2/5/2014	7,681	—		21.30	2/5/2024	—		—	—		—

	2/6/2015	10,149	—		22.32	2/6/2025	—		—	—		—

	2/5/2016	10,329	3,443	(i)	21.06	2/5/2026	—		—	—		—

	11/11/2016	18,317	6,106	(ii)	26.98	11/11/2026	—		—	—		—

	2/10/2017	18,629	18,629	(iii)	26.56	2/10/2027	—		—	—		—

	2/9/2018	7,026	21,079	(iv)	40.29	2/9/2028	9,642	(iv)	462,898	—		—

	2/7/2019	—	28,288	(v)	41.66	2/7/2029	9,221	(v)	442,695	—		—
Mr. Yuen	2/4/2011	2,713	—		14,88	2/4/2021	—		—	—		—

	2/8/2012	2,290	—		19.46	2/8/2022	—		—	—		—

	2/6/2013	3,591	—		19.00	2/6/2023	—		—	—		—

	2/5/2014	3,602	—		21.30	2/5/2024	—		—	—		—

	2/6/2015	4,060	—		22.32	2/6/2025	—		—	—		—

	2/6/2015	4,060	—		22.32	2/6/2025	—		—	—		—

	2/5/2016	3,460	1,154	(i)	21.06	2/5/2026	—		—	—		—

	2/10/2017	5,682	5,682	(iii)	26.56	2/10/2027	—		—	—		—

	2/9/2018	4,215	12,648	(iv)	40.29	2/9/2028	5,785	(iv)	277,729	—		—

	2/7/2019	—	16,973	(v)	41.66	2/7/2029	5,532	(v)	265,607	—		—

62	YUM CHINA – 2020 Proxy Statement

EXECUTIVE COMPENSATION

(1)	The actual vesting dates for unexercisable SARs are as follows:

(i)	Remainder of the unexercisable award vested on February 5, 2020.

(ii)	Remainder of the unexercisable award will vest on November 11, 2020.

(iii)	One-half of the unexercisable award vested or will vest on each of February 10, 2020 and 2021.

(iv)	One-third of the unexercisable award vested or will vest on each of February 9, 2020, 2021 and 2022.

(v)	One-fourth of the unexercisable award vested or will vest on each of February 7, 2020, 2021, 2022 and 2023.

(2)

The RSUs reported in this column include additional RSUs received with respect to dividend equivalents, which remain subject to the same underlying vesting conditions. The actual vesting dates for unvested RSUs are as follows:

(i)	The RSUs will vest in full on February 10, 2021.

(ii)	One-third of the RSUs will vest on each of November 1, 2020, 2021 and 2022.

(iii)	The RSUs will vest in full on November 1, 2021.

(iv)	The RSUs will vest in full on February 9, 2021.

(v)	The RSUs will vest in full on February 7, 2022.

(3)	The market value of each award is calculated by multiplying the number of shares covered by the award by $48.01, the closing price of the Company’s stock on the NYSE on December 31, 2019.

(4)

The awards reported in this column represent PSU awards with three-year performance periods that are scheduled to be settled in shares of common stock, subject to the attainment of the r-TSR performance goal over the applicable performance period. In accordance with the SEC executive compensation disclosure rules, the amounts reported for Ms. Wat’s PSU awards are based on the target performance level. The actual vesting dates for unvested PSUs are as follows, subject to the attainment of the applicable performance goal:

(i)	The PSUs will vest in full on December 31, 2020.

(ii)	The PSUs will vest in full on December 31, 2021.

YUM CHINA – 2020 Proxy Statement	63

EXECUTIVE COMPENSATION

2019 OPTION/SAR EXERCISES AND STOCK VESTED

The table below shows the number of Company shares acquired during 2019 upon the exercise of Company SAR awards and the vesting of Company stock awards and before payment of applicable withholding taxes and broker commissions. This table does not include any shares acquired upon the exercise or vesting of outstanding YUM equity awards.

	Option/SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)

Ms. Wat	—	—	18,977	734,637

Mr. Yeung	—	—	—	—

Mr. Huang	—	—	14,241	527,999

Mr. Tan	7,502	307,606	14,241	527,999

Mr. Yuen	2,081	91,702	—	—

Mr. Lo	4,911	217,006	445	20,292

Ms. Ng	48,791	2,093,895	20,693	795,387

Nonqualified Deferred Compensation

The Company offers certain executives working in China retirement benefits under the BSRCHLRS. Under this program, executives may make personal contributions and the Company provides a company-funded contribution ranging from 5% to 10% of an executive’s base salary. In 2019, Mr. Tan and Ms. Ng made personal contributions to the BSRCHLRS equal to 5% and 10% of base salary, respectively. The Company’s contributions for 2019 were equal to 5% of salary for Messrs. Yeung and Lo and 10% of salary for each of Mses. Wat and Ng and Messrs. Huang, Tan and Yuen. Participants may elect a variety of mutual funds in which to invest their account balances under the plan. Additionally, upon termination, participants receive a lump sum equal to a percentage of the Company’s contributions, including investment returns. This percentage is based on a vesting schedule that provides participants with a vested 30% interest upon completion of a minimum of three years of service, and an additional 10% vested interest for each additional completed year, up to a maximum of 100%. In connection with their departures in 2019, Ms. Ng received a 100% lump sum distribution from the BSRCHLRS, while Mr. Lo received a 30% lump sum distribution from the BSRCHLRS and forfeited the remaining 70%.

64	YUM CHINA – 2020 Proxy Statement

EXECUTIVE COMPENSATION

2019 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year End ($)(5)
	(a)	(b)	(c)	(d)	(e)

Ms. Wat	—	118,086	—	—	321,569	(6)

Mr. Yeung	—	9,497	—	—	9,497	(6)

Mr. Huang	—	69,605	—	—	349,257	(6)

Mr. Tan	31,234	62,469	—	—	326,441	(6)

Mr. Yuen	—	51,253	—	—	230,694	(6)

Mr. Lo	—	26,335	—	25,347	—	(6)

Ms. Ng	23,170	23,170	—	553,757	—	(6)

(1)	Amounts in this column reflect Mr. Tan’s and Ms. Ng’s personal contributions to the BSRCHLRS with respect to 2019.

(2)	Amounts in this column reflect registrant contributions to the BSRCHLRS for the NEOs and which are reflected in the 2019 Summary Compensation Table.

(3)

Under the Hong Kong Data Privacy Act, the administrator of the BSRCHLRS is restricted from disclosing individual account balances under the BSRCHLRS, and accordingly, the Company is unable to compile earnings information with respect to the BSRCHLRS. Under the terms of the BSRCHLRS, participants may elect a variety of mutual funds in which to invest their account balances under the BSRCHLRS.

(4)

Mr. Lo and Ms. Ng received distributions of their accounts under the BSRCHLRS in 2019. However, the Company is unable to provide the actual amounts of the distributions because under the Hong Kong Data Privacy Act, the administrator of the BSRCHLRS is restricted from disclosing amounts of distributions from individual accounts. The amounts in this column reported represent the estimated distribution Mr. Lo and Ms. Ng received from BSRCHLRS in connection with their departures in 2019.

(5)	The amounts reflected in this column are the estimated year-end balances for the NEOs under the BSRCHLRS.

(6)

This amount represents the aggregate amount of Company contributions, excluding investment returns. See note (3) to this table for further information regarding investment returns with respect to the BSRCHLRS. This amount was denominated in Hong Kong dollars and was converted to U.S. dollars using an exchange rate of 7.8351 Hong Kong dollars to U.S. dollars for disclosure purposes.

Potential Payments upon a Termination or a Change in Control

Termination of Employment without a Change in Control. As of December 31, 2019, except with respect to Ms. Wat and Mr. Yeung, the Company did not have a general severance plan or pre-established severance agreements with its NEOs that provide for separation benefits upon a termination other than in connection with a change in control. On February 26, 2020, the Committee authorized the entry into Restrictive Covenant Letter Agreements with the NEOs. The Restrictive Covenant Letter Agreements include restrictive covenants relating

YUM CHINA – 2020 Proxy Statement	65

EXECUTIVE COMPENSATION

to non-disclosure, non-competition, non-solicitation and non-disparagement, as well as cooperation in investigations and litigation clauses. As consideration for the restrictive covenants, the Company is obligated to pay an amount equivalent to five times the NEO’s average monthly salary upon a termination of employment, other than in the case of a change-in-control-related termination or the NEO’s death. Such amount is offset by amounts otherwise owed under any other termination-related agreement between the employee and the Company (including the agreements described below for Ms. Wat and Mr. Yeung) so that there is no duplication of payments.

As of December 31, 2019, Ms. Wat was party to an individual agreement with the Company, which provided that if Ms. Wat’s employment is terminated by the Company without “cause” prior to March 1, 2021, then Ms. Wat will be entitled to a severance payment ($5,464,800), payable in monthly installments, equal to two times her annual base salary and annual bonus target, subject to Ms. Wat’s execution of a post-termination agreement that includes restrictive covenants relating to non-solicitation, non-competition and non-disclosure. In the event Ms. Wat becomes eligible for benefits under the Change in Control Severance Plan, such benefits would be paid in lieu of any amounts under her letter agreement.

As of December 31, 2019, Mr. Yeung was party to a letter agreement with the Company, which provided that if Mr. Yeung’s employment is terminated by the Company without “cause,” the Company will pay Mr. Yeung a lump sum payment ($270,833) equal to five times his average monthly base salary during the 12-month period prior to termination. In return for this payment, Mr. Yeung must comply with certain non-competition restrictive covenants for one year following his termination of employment.

The Company’s equity awards provide for pro-rata vesting for terminations due to death, retirement (age 55 and ten years of service or age 65 and five years of service) or involuntary termination by the Company without cause, with PSUs determined based on actual performance. Outstanding equity awards are forfeited upon a termination for cause. If the continuing NEOs’ employment had ter-

minated as of December 31, 2019 without cause or due to death, they would have been entitled to pro-rata vesting of their outstanding RSUs, SARs and, in the case of Ms. Wat, PSUs, as follows: Ms. Wat, $8,655,159; Mr. Yeung, $64,527; Mr. Huang, $1,432,254; Mr. Tan, $811,488; and Mr. Yuen, $397,498. As of December 31, 2019, Messrs. Huang and Yuen were retirement eligible.

Termination of Employment Following a Change in Control. As noted in the CD&A, during 2019, the Board adopted the Change in Control Severance Plan, which provides severance benefits to our continuing NEOs in the event of a termination of employment by the Company without “cause” or by the NEO due to “good reason,” in each case within 24 months following a change in control. Each participating NEO has executed a participation and restrictive covenant agreement to participate in the Change in Control Severance Plan, which contains restrictive covenants in favor of the Company relating to non-competition, non-solicitation, non-disclosure, and non-disparagement. In the event of a Qualifying Termination under the Change in Control Severance Plan, the NEO would receive, in lieu of any severance benefits under any other arrangement with the participant, the following severance benefits:

•

An amount equal to the “Severance Multiple” multiplied by the sum of (x) such NEO’s monthly base salary in effect immediately prior to a Qualifying Termination (or prior to any reduction for purposes of good reason) and (y) 1/12 of the greater of such NEO’s annual target cash bonus for the calendar year in which the Qualifying Termination occurs and the most recent annual cash bonus paid to the NEO, with such amounts payable over the 12-month period following the NEO’s termination of employment. The Severance Multiple is 30 for the CEO and 24 for each of the other participating NEOs.

•

Any accrued, but unpaid as of the date of the Qualifying Termination, annual cash bonus for any completed fiscal year preceding a Qualifying Termination, to be paid within 60 days of the Qualifying Termination.

•	Accrued benefits under any retirement plan or health or welfare plan.

66	YUM CHINA – 2020 Proxy Statement

EXECUTIVE COMPENSATION

•

If permitted by the terms of the Company’s health plan and applicable law, continued health insurance coverage, subsidized by the Company at active employee rates, through the earlier of the one-year anniversary of the participant’s termination of employment and the participant becoming eligible for health insurance coverage under another employer’s plan.

•	Outplacement services, in an aggregate cost to the Company not to exceed $25,000, for a one-year period (or, if earlier, until the NEO accepts an offer of employment).

Under the terms of our equity agreements, all outstanding SARs, RSUs and PSUs would fully and immediately vest following a change in control of the Company if the executive is employed on the date of the change in control and is involuntarily terminated (other than for cause) on or within two years following the change in control, with performance measured through the date of termination and subject to proration for time served during the performance period in the case of the PSUs.

The below table shows the maximum amount of payments and other benefits that each NEO would have received upon a change in control and qualifying termination on December 31, 2019 under the terms of the Change in Control Severance Plan and the Company’s equity award agreements.

	Wat $	Yeung $	Huang $	Tan $	Yuen $
Cash Severance	7,058,673	2,275,000	3,133,550	2,368,436	1,814,395
Continued Health Insurance Coverage	18,522	11,296	11,296	17,429	12,300
Outplacement Services	25,000	25,000	25,000	25,000	25,000
Accelerated Vesting of SARs	3,993,516	—	1,017,208	963,149	358,400
Accelerated Vesting of RSUs	3,704,613	1,161,489	2,042,474	905,593	543,336
Accelerated Vesting of PSUs	4,506,329	—	—	—	—

TOTAL	19,306,653	3,472,785	6,229,528	4,279,607	2,753,431

In addition, if a change in control of the Company had occurred as of December 31, 2019, the following NEOs would have been entitled to receive accelerated vesting of their YUM SARs, with the value of such awards as follows: Ms. Wat, $526,991; Mr. Huang, $175,681; Mr. Tan, $175,681; and Mr. Yuen, $58,884.

Arrangements with Mr. Lo and Ms. Ng

As noted above, we may from time-to-time offer a severance benefit arrangement for a terminated executive as part of a negotiated termination of employment. In connection with their departures, the Company entered into a separation agreement with Mr. Lo (the “Lo Termination Agreement”) and a separation agreement with Ms. Ng (the “Ng Term Agreement”).

Under the Lo Termination Agreement, the Company agreed to pay Mr. Lo his prorated 2019 annual cash bonus ($742,068), which became payable at the same time that the 2019 annual cash bonuses were paid to the other NEOs, a one-time discretionary payment ($333,499), payment for accrued but unused annual leave ($35,778), and reimbursement for up to $5,000 of repatriation expenses. Mr. Lo had 90 days from the date of his departure to exercise his vested SARs, and all of his unvested equity awards were forfeited upon his departure. The Lo Termination Agreement provides for restrictive covenants in favor of the Company relating to non-competition, non-solicitation, non-disparagement, and non-disclosure.

Under the Ng Term Agreement, Ms. Ng agreed to serve as Senior Consultant to the Company from May 1, 2019 to November 30, 2019. In consideration for her services in such capacity, Ms. Ng was paid monthly compensation of HK$100,000 (US$12,763, based on the exchange rate of 7.8351 HK$ to US$) and a monthly transportation allowance of RMB 10,000 (US$1,445, based on the exchange rate of 6.9211 RMB to US$), continued to participate in certain Company employee benefit plans, received continued vesting of her outstanding equity awards through November 30, 2019, and (subject to continued compliance with the terms of the Ng Term Agreement) received a one-time cash bonus for the period of January 1, 2019 through April 30, 2019 in an amount equal to

YUM CHINA – 2020 Proxy Statement	67

EXECUTIVE COMPENSATION

HK$700,000, or US$89,342, based on the exchange rate of 7.8351 HK$ to US$, paid in December 2019, plus the positive difference between such amount and the actual prorated bonus earned under the annual incentive plan, if any ($83,438, paid at the time that the annual incentives were paid to the other NEOs). Pursuant to certain grandfathered arrangements, Ms. Ng’s monthly compensation and transportation allowance as Senior Consultant, one-time bonus, gains realized from the exercise of SARs granted prior to 2018, and income realized upon the vesting of RSUs granted prior to 2018 were all subject to tax equalization (totaling $2,264,369). The Ng Term Agreement provides for restrictive covenants in favor of the Company relating to non-competition, non-solicitation, non-disparagement and non-disclosure.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Ms. Wat.

Identification of Median Pay Employee

The Company employed approximately 450,000 persons as of year-end 2019, and substantially all of them are based in China. Given the nature of its operations, approximately 90% of the Company’s employees were restaurant crewmembers. More than 76% of the crewmembers worked part-time, approximately 49% of whom attended university at the same time, and were paid on an hourly basis. Our wage rates for crewmembers are determined based on a number of factors, including but not limited to cost of living, labor supply and demand, and competitive market pay rates in the city in which the crewmember works.

We selected December 31, 2019, as the date on which to determine our median employee. For purposes of identifying the median employee from the employee population base (excluding Ms. Wat), we considered the total compensation of all of our employees, as compiled from our payroll records. In addition, we measured compensation for purposes of determining the median employee using December 2019 payroll records. Compensation paid in foreign currencies was converted to U.S. dollars based on a weighted average exchange rate for the relevant period.

Using this methodology, our median employee was identified as a part-time crewmember attending university and located in a second-tier city in China.

Ratio

For 2019,

•	The annual total compensation of the median employee, as identified above, was $4,161.

•	Ms. Wat’s annual total compensation, as reported in the Total column of the 2019 Summary Compensation Table, was $ 12,170,001.

•	Based on this information, the ratio of the annual total compensation of Ms. Wat to the median of the annual total compensation of all employees is approximately 2,925 to 1.

Our pay ratio is significantly impacted by the fact that substantially all of our employees are based in China, approximately 76% of our over 410,000 crewmembers are employed on a part-time and hourly basis, and typical wages vary between the cities in which our restaurants are located.

The above ratio and annual total compensation amount of the median employee are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules. The ratio and annual total compensation amount may not be directly comparable to those of other companies because the methodologies and assumptions used to identify the median employee may vary significantly among companies.

68	YUM CHINA – 2020 Proxy Statement

2019 DIRECTOR COMPENSATION

The Company primarily uses stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board. The Nominating and Governance Committee of the Board considers advice from the compensation consultant and reviews and makes recommendations to the Board with respect to the compensation and benefits of directors on an annual basis. The Company’s director compensation structure for 2019 is discussed below.

Non-Employee Directors Retainer. Our non-employee directors were each compensated with an annual retainer equal to $275,000, payable in Company common stock or, if requested by a director, up to one-half in cash. The annual retainers were paid in June 2019 to compensate the directors for their services from June 1, 2019 to May 31, 2020.

Chairman and Committee Chairperson Retainer. In addition to the annual retainer paid to all non-employee directors, the Chairman of the Board (Dr. Hu) received an additional annual cash retainer of $225,000. The Chairperson of the Audit Committee (Mr. Campbell) received an additional $30,000 stock retainer, the Chairperson of the Compensation Committee (Ms. Lu) received an additional $20,000 stock retainer, the Chairperson of the Nominating and Governance Committee (Dr. Hu) received an additional $15,000 stock retainer, and the Chairperson of the Food Safety Committee (Mr. Shao) received an additional $15,000 stock retainer. All such retainers were paid in June 2019 to compensate the directors for their services from June 1, 2019 to May 31, 2020.

Employee Directors. Employee directors do not receive additional compensation for serving on the Board of Directors.

The table below summarizes cash compensation earned by and stock retainers granted to each non-employee director during 2019.

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)	Total ($)
(a)	(b)	(c)	(d)

Peter A. Bassi	137,500	137,500	275,000

Christian L. Campbell	—	305,000	305,000

Cyril Han(3)	—	275,000	275,000

Ed Yiu-Cheong Chan	80,208	137,500	217,708

Edouard Ettedgui	—	275,000	275,000

Louis T. Hsieh	80,208	137,500	217,708

Fred Hu	225,000	290,000	515,000

Ruby Lu	—	295,000	295,000

Zili Shao	—	290,000	290,000

William Wang	—	275,000	275,000

Jonathan S. Linen(4)	—	—	—

(1)

Represents the portion of the annual retainer that the director elected to receive in cash rather than equity with respect to Messrs. Bassi, Chan and Hsieh, cash fees received in lieu of fractional shares by Messrs. Campbell, Ettedgui, Han, Shao and Wang and Ms. Lu, and the annual cash retainer paid to Dr. Hu as Chairman of the Board.

YUM CHINA – 2020 Proxy Statement	69

2019 DIRECTOR COMPENSATION

(2)

Represents the grant date fair value for annual stock retainer awards granted in 2019. Each director received shares of Company common stock determined by dividing the applicable annual retainer by the closing market price of a share of Company common stock on the date of grant, with any fractional shares paid in cash rather than equity.

(3)	Mr. Han was first elected to the Board at the 2019 Annual Meeting of Stockholders.

(4)

In accordance with the Board’s retirement policy, Mr. Linen did not stand for reelection at the 2019 Annual Meeting of Stockholders. While Mr. Linen served as a director during 2019, he did not receive any compensation in 2019 with respect to such service, as his 2018 equity grant that was reported in the 2018 Director Compensation Table represented compensation for his service until May 2019.

Stock Ownership Requirements. Although our directors are not subject to the Stock Ownership Guidelines, we nevertheless expect our directors to own a meaningful number of shares of Company common stock, and we have a share retention policy in place for directors. Pursu-

ant to the share retention policy, no director may sell any shares received as director compensation until at least 12 months following the director’s retirement or departure from the Board.

70	YUM CHINA – 2020 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes, as of December 31, 2019, the equity compensation we may issue to our directors, officers, employees and other persons under the Company’s Long Term Incentive Plan (the “LTIP”), which was approved by YUM as the Company’s sole stockholder prior to the Company’s spin-off from YUM.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)

Equity compensation plans approved by security holders	15,361,706	(1)	24.22	(2)	16,111,651	(3)

Equity compensation plans not approved by security holders	—		—		—

TOTAL	15,361,706		24.22		16,111,651

(1)	Includes 989,058 shares issuable in respect of restricted stock units and performance share units.

(2)

Restricted stock units and performance share units do not have an exercise price. Accordingly, this amount represents the weighted-average exercise price of outstanding stock appreciation rights and stock options.

(3)

After the spin-off, full value awards granted to the Company’s employees under the LTIP, including restricted stock units and performance share units, will reduce the number of shares available for issuance by two shares. Stock appreciation rights granted to the Company’s employees under the LTIP will reduce the number of shares available for issuance only by one share.

YUM CHINA – 2020 Proxy Statement	71

AUDIT COMMITTEE REPORT

Who serves on the Audit Committee of the Board of Directors?

The members of the Audit Committee are Christian L. Campbell (Chair), Peter A. Bassi, Ed Yiu-Cheong Chan, Cyril Han and Louis T. Hsieh, each of whom are independent within the meaning of applicable SEC reg-

ulations and the listing standards of the NYSE. For additional information about the members of the Audit Committee, see “Governance of the Company—What are the Committees of the Board?”

What document governs the activities of the Audit Committee?

The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee’s responsibilities are set forth in the charter. The Audit Committee annually reviews and reassesses the adequacy of its charter and recommends any proposed changes to the Board for approval. The charter is available on our website at ir.yumchina.com.

What are the responsibilities of the Audit Committee?

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the adequacy of the Company’s system of internal controls and procedures and disclosure controls and procedures, the Company’s risk management, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of the Company’s internal audit function and independent auditor. The Audit Committee has the authority to obtain advice and assistance from independent legal, accounting or other advisors as the Audit Committee deems necessary or appropriate to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.

The Audit Committee has sole authority to appoint, determine funding for or replace the independent auditor and manages the Company’s relationship with its independent auditor, which reports directly to the Audit Committee. Each year, the Audit Committee evaluates the perfor-

mance, qualifications and independence of the independent auditor. In doing so, the Audit Committee considers whether the independent auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditor.

The members of the Audit Committee meet periodically in separate executive sessions with management (includ-ing the Company’s Chief Financial Officer and Principal Accounting Officer), the internal auditors and the independent auditor, and have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem appropriate. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

72	YUM CHINA – 2020 Proxy Statement

AUDIT COMMITTEE REPORT

What matters have members of the Audit Committee discussed with management and the independent auditor?

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent auditor all annual and quarterly financial statements prior to their issuance. During 2019, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the U.S. and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussions with the independent auditor of matters required to be discussed pursuant to applicable requirements of the PCAOB and the SEC, including the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, disclosures related to critical accounting practices, and critical audit matters during the course of the audit. The Audit Committee has also discussed with KPMG matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter received from KPMG required by applicable require-

ments of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether non-audit services provided by the independent auditor are compatible with the independent auditor’s independence. The Audit Committee also received regular updates, and written summaries as required by the PCAOB rules (for tax and other services), on the amount of fees and scope of audit, audit-related, tax and other services provided.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee monitored the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee also reviewed and discussed legal and compliance matters with management, and, as necessary or advisable, the Company’s independent auditor.

Has the Audit Committee made a recommendation regarding the audited financial statements for fiscal 2019?

Based on the Audit Committee’s discussions with management and the independent auditor and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Board of Directors, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that it include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

YUM CHINA – 2020 Proxy Statement	73

AUDIT COMMITTEE REPORT

Who prepared this report?

This report has been furnished by the members of the Audit Committee:

Christian L. Campbell, Chair

Peter A. Bassi

Ed Yiu-Cheong Chan

Cyril Han

Louis T. Hsieh

74	YUM CHINA – 2020 Proxy Statement

ADDITIONAL INFORMATION

Who pays the expenses incurred in connection with the solicitation of proxies?

Expenses in connection with the solicitation of proxies will be paid by us. Proxies are being solicited principally by mail, by telephone and through the Internet. We have retained Georgeson Inc. to act as a proxy solicitor for a fee estimated to be $9,500, plus reimbursement of out-of-pocket expenses. In addition, our directors, officers and regular employees, without additional compensation, may solicit proxies personally, by e-mail, telephone, fax or special letter. We will reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of shares of Company common stock.

How may I elect to receive stockholder materials electronically and discontinue my receipt of paper copies?

Stockholders with shares registered directly in their name who received stockholder materials in the mail may elect to receive future annual reports and proxy statements from us and to vote their shares through the Internet instead of receiving copies through the mail. We are offering this service to provide stockholders with added convenience, to reduce our environmental impact and to reduce annual report printing and mailing costs.

To elect this option, go to www.amstock.com, click on Stockholder Account Access, log in and locate the option to receive Company mailings via e-mail. Stockholders who elect this option will be notified by mail how to access the proxy materials and how to vote their shares on the Internet or by phone.

If you consent to receive future proxy materials electronically, your consent will remain in effect unless it is withdrawn by writing our transfer agent, American Stock Transfer and Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219 or by logging onto our transfer agent’s website at www.amstock.com and following the applicable instructions. Also, while this consent is in effect, if you decide you would like to receive a paper copy of the proxy materials, you may call, write or e-mail American Stock Transfer and Trust Company, LLC or Yum China Holdings, Inc., 7100 Corporate Drive, Plano, Texas 75024, or Yum China Holdings, Inc., Yum China Building, 20 Tian Yao Qiao Road, Shanghai 200030, People’s Republic of China, Attention: Corporate Secretary.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The Company has adopted a procedure called “householding,” which has been approved by the SEC. The Company and some brokers household proxy materials, delivering a single Notice and, if applicable, this proxy statement and the annual report, to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders or they participate in electronic delivery of proxy materials.

YUM CHINA – 2020 Proxy Statement	75

ADDITIONAL INFORMATION

Stockholders who participate in householding will continue to access and receive separate proxy cards. This process will help reduce our printing and postage fees, as well as save natural resources. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Yum China Holdings, Inc., 7100 Corporate Drive, Plano, Texas 75024, or to Yum China Holdings, Inc., Yum China Building, 20 Tian Yao Qiao Road, Shanghai 200030 People’s Republic of China, Attention: Investor Relations.

May I propose actions for consideration at next year’s annual meeting of the Company’s stockholders or nominate individuals to serve as directors?

Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement and proxy card for presentation at the 2021 annual meeting of the Company’s stockholders, the proposal must be received by our Corporate Secretary at our principal executive offices, Yum China Holdings, Inc., 7100 Corporate Drive, Plano, Texas 75024, or Yum China Holdings, Inc., Yum China Building, 20 Tian Yao Qiao Road, Shanghai 200030, People’s Republic of China, by November 27, 2020. We strongly encourage any stockholder interested in submitting a proposal to contact our Chief Legal Officer in advance of this deadline to discuss the proposal. Stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a proposal does not guarantee that we will include it in our proxy statement.

In addition, our amended and restated bylaws include provisions permitting, subject to certain terms and conditions, stockholders owning at least 3% of the outstanding shares of Company common stock for at least three consecutive years to use our annual meeting proxy statement to nominate a number of director candidates not to exceed 20% of the number of directors in office, subject to reduction in certain circumstances (“Proxy Access”). Pursuant to our Proxy Access bylaw, stockholder nomination of directors to be included in our proxy statement and proxy card for the 2021 annual meeting of the Company’s stockholders must be received by our Corporate Secretary no earlier than October 28, 2020 and no later than November 27, 2020. Stockholders must also satisfy the other requirements specified in our amended and restated

bylaws. You may contact the Company’s Corporate Secretary at the addresses mentioned above for a copy of the relevant bylaw provisions regarding the requirements for nominating director candidates pursuant to Proxy Access.

Under our amended and restated bylaws, stockholders may also nominate persons for election as directors at an annual meeting or introduce an item of business that is not included in our proxy statement. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting must be submitted in writing to our Corporate Secretary at our principal executive offices, and the stockholder submitting any such nomination or item of business must include information set forth in our amended and restated bylaws. For the 2021 annual meeting of the Company’s stockholders, we must receive the notice of your intention to introduce a nomination or to propose an item of business no earlier than January 8, 2021 and no later than February 7, 2021, unless we hold the 2021 annual meeting before April 8, 2021 or after June 7, 2021, in which case notice must be received no later than 10 days after notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs. Stockholders must also satisfy the other requirements specified in our amended and restated bylaws. You may contact the Company’s Corporate Secretary at the addresses mentioned above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

76	YUM CHINA – 2020 Proxy Statement

ADDITIONAL INFORMATION

Is any other business expected to be conducted at the Annual Meeting?

The Board is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this proxy statement. If any other matter should come before the Annual Meeting, the individuals named on the form of proxy intend to vote the proxies in accordance with their best judgment.

The chairman of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

YUM CHINA – 2020 Proxy Statement	77

YUM CHINA HOLDINGS, INC. 7100 CORPORATE DRIVE PLANO, TX 75024 VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Beijing/Hong Kong Time / 11:59 a.m. U.S. Eastern Time on May 7, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/YUMC2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Beijing/Hong Kong Time / 11:59 a.m. U.S. Eastern Time on May 7, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D05571-P32514 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY YUM CHINA HOLDINGS, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain 1a. Fred Hu 1b. Joey Wat 1c. Peter A. Bassi 1d. Christian L. Campbell 1e. Ed Yiu-Cheong Chan 1f. Edouard Ettedgui 1g. Cyril Han 1h. Louis T. Hsieh 1i. Ruby Lu For Against Abstain 1j. Zili Shao 1k. William Wang The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Ratification of Independent Auditor 3. Advisory Vote to Approve Executive Compensation NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D05572-P32514 YUM CHINA HOLDINGS, INC. Annual Meeting of Stockholders 8:00 a.m. on May 8, 2020 Beijing/Hong Kong Time / 8:00 p.m. on May 7, 2020 U.S. Eastern Time This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby appoint(s) Andy Yeung and Joseph Chan, or either of them, as proxies, each with the power to appoint his substitute, revoking all proxies previously given, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of Yum China Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held via a live webcast at www.virtualshareholdermeeting.com/YUMC2020 at 8:00 a.m. on May 8, 2020 Beijing/Hong Kong Time / 8:00 p.m. on May 7, 2020 U.S. Eastern Time, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side